Further, although the Partnership is intended to be an operating company producing taxable income rather than net losses for Federal income tax purposes, prospective investors should note that if such net losses were to arise, certain considerations which typically arise in a so-called "tax shelter" may become relevant, including considerations involving the profit motives of the Partnership and the Holders and the ability to utilize such net losses.

     IN VIEW OF THE COMPLEXITY OF THE INCOME TAX CONSIDERATIONS RELATING TO INVESTMENT IN THE PARTNERSHIP, PARTICULARLY IN LIGHT OF RECENT CHANGES IN THE LAW AND THE FACT THAT THE INCOME TAX CONSIDERATIONS WILL NOT BE THE SAME FOR ALL INVESTORS, PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS PRIOR TO INVESTMENT IN THE PARTNERSHIP.

_________________________________________________________________

                 CONFLICTS OF INTEREST
_________________________________________________________________

     The Partnership is and will be subject to various conflicts of interest arising out of its relationships with the General Partner and its affiliates (including Arvida) as well as the fact that the General Partner and its affiliates are engaged in a wide range of real estate activities. Where conflicts arise from anticipated transactions with affiliates of the General Partner, certain provisions and limitations described below have been adopted to protect the interests of the Holders of Interests. Where no such provisions and limitations are described, none has been adopted and these conflicts may be resolved only through the exercise of the General Partner's judgement consistent with its fiduciary obligations to the Partnership and the Holders as set forth in the Partnership Agreement. See "Fiduciary Responsibility of the General Partner" below. The conflicts of interest to which the Partnership is and will be subject include those described below.

DETERMINATIONS BY THE GENERAL PARTNER

     The General Partner and the Associate Limited Partners have certain interests in the Cash Flow and Profits or Losses of the Partnership (see "Cash Distributions and Allocations of Profits or Losses"). Because the timing and amount of Cash Flow and Profits or Losses of the Partnership received by, or allocated to, the General Partner and the Associate Limited Partners may be affected by various determinations by the General Partner under the Partnership Agreement, including whether or not to refinance or sell any property and the timing of any such sale or refinancing, the establishment and maintenance of reasonable reserves, the allocation of certain tax items under the Partnership Agreement, the timing of expenditures, the level of amortization of indebtedness and other matters, the General Partner may have a conflict of interest with respect to such determinations.

     The Partnership Agreement provides that the General Partner shall elect, in its sole discretion, to cause a Listing of the Interests, or, on the date ten years from the termination of this offering, to purchase (or to cause JMB or its affiliates to purchase) the interests at their appraised fair market value, or commence liquidation of the Partnership on the date ten years from the termination of this offering and sell all properties within fifteen years from the termination of this offering. In the event the General Partner elects to commence a liquidations phase, JMB and its affiliates will be permitted to purchase at appraised fair market value any of the joint interests held by the Partnership in Communities and Future Communities in which JMB or any of its affiliates (other than the Partnership) has an interest. In the event the General Partner elects, in accordance with the foregoing, to purchase, or to cause the purchase of, the Interests, or to commence a liquidation phase of the Partnership and to purchase any affiliated joint venture interests, the Partnership shall select an independent appraiser in the manner described under "Summary of Partnership Agreement--Ability of General Partner to Cause Liquidation, Listing or Sale". It should be noted that appraisals are only estimates of value and should not be relied on as measures of realizable value. The General Partner will be subject to a conflict of interest in choosing one of the options described above.

POSSIBLE JOINT INVESTMENTS WITH AFFILIATES IN COMMUNITY PROJECTS

     In the event that the proceeds of this offering plus maximum initial aggregate indebtedness are not sufficient to permit the payment of the cost of acquiring the assets from the Seller, the General Partner expects to cause the Partnership to enter into a joint venture or joint participation with affiliates of the General Partner under which the assets acquired from the Seller would be owned and developed. Any joint investment made by the Partnership in any Community with an affiliate of the General Partner will be on a strictly pro rata basis with the investment made by another JMB affiliate. In addition, each party will pay only its allocable share of Arvida's expenses in developing and managing the project. However, at any particular time, it is possible that the Partnership, the other investing JMB affiliate and Arvida may have differing interests with respect to certain decisions affecting such joint investments, including the timing of expenditures, sale of certain assets and other matters. Thus, there exists the possibility of an impasse in the event the joint venture partners disagree. See "Risks of Joint Ventures". However, in the event of a disagreement regarding a proposed sale or other disposition of the property, the party desiring not to sell or otherwise dispose would have a right of first refusal to purchase the affiliated joint venture partner's interest in the property. Such right of first refusal would be exercisable at the pro rata share of the proposed sale price or other disposition price to any unaffiliated third party; however, there can be no assurance that the Partnership would have the financial resources to exercise its right of first refusal at any such time.

     The Partnership may permit an affiliate of the General Partner and JMB to invest jointly with the Partnership and its joint venturer in a portion of an approximately 200-acre parcel of land located near Sarasota which may be suitable for development as a regional shopping mall. See "Business of the Partnership-- Description of Current Developments--Commercial and Industrial". This affiliate has expertise in the development and operation of regional shopping malls. Neither the Partnership nor Arvida currently has expertise in these matters. In the event of such a joint venture investment, the Partnership and the Partnership's unaffiliated joint venturer would contribute the land at appraised value and the JMB affiliate would contribute a pro rata share of capital. It should be noted that appraisals are only estimates of value and should not be relied upon as measures of realizable value. The JMB affiliate would be entitled to earn certain development fees from the joint venture for its services, subject to certain limitations. See "Management of the Partnership-- Management Compensation".

PARTNERSHIP'S PARTICIPATION IN NET CASH FLOW OF FUTURE COMMUNITIES

     While Arvida has no current intent to move its principal business away from Community development, it is under no obligation to maintain Community development as its principal business. Arvida's only obligation in respect of future developments to the Partnership is to permit the Partnership to receive a 10% interest in net cash flow (in excess of certain base amounts) from Future Communities, subject to the limitations set forth under "Description of Business-Future Developments". The Partnership will not participate in any other future developments.

Arvida is not restricted to development of Community properties and may participate or assist in the development and management of other types of real property investments developed by affiliates of JMB and Arvida. Different parcels of the same tract of land may be developed by various JMB affiliates, including Arvida. In certain cases, the most significant portions of such properties, principally office or other commercial buildings, may be developed by JMB and affiliates other than Arvida, and the Partnership will not participate in the net cash flow in respect of those developments.

POSSIBLE COMPETITION BY THE PARTNERSHIP WITH AFFILIATES

     A substantial number of real estate investment partnerships and other entities are presently managed or advised by or through affiliates of JMB (see "Management of the Partnership--JMB Realty Corporation"). JMB and its affiliates also invest in real estate for their own accounts. JMB is presently planning to form and to manage or advise, directly or through affiliates, additional real estate investment partnerships and other investment entities in the future, and expects to continue to invest in real estate for its own account. JMB and certain of these affiliates engage in the development of retail, commercial and office projects, although none (either individually or in the aggregate) presently engage in the business of Community development to the extent that the Partnership and Arvida do. See "Business of the Partnership" and "Management of the Partnership--Affiliate Supervisory Agreement". The Partnership Agreement expressly provides that neither the General Partner nor any affiliate of the General Partner (including JMB and Arvida) will be obligated to present to the Partnership any particular investment or development opportunity that comes to its attention; provided, however, that the Partnership shall be entitled to receive a 10% interest in net cash flow (in excess of certain base amounts) with respect to each Future Community, subject to the limitations set forth under "Business of the Partnership--Future Community Developments". See "Fiduciary Responsibility of the General Partner".

     JMB and existing or future real estate investment entities advised or managed by JMB or its affiliates may be in competition under some circumstances with Arvida, and thereby the Partnership, for real property investments. Such conflicts could arise, for example, if the purchase of a particular undeveloped property should appear to be suitable for development for more than one purpose including as an Arvida-sponsored Community development.
In addition, JMB or its affiliates may acquire and develop properties located nearby or adjacent to Communities or proposes Arvida Community developments, and the Partnership shall have no right to receive an interest in such developments. As a result of its relationship with its affiliates and the nature of such affiliates' development business, Arvida may be unable to develop certain properties in the manner, and to the extent, which it otherwise would, and, as a result, the Partnership may not be able to receive an interest in certain development projects. Arvida and its staff may supply certain development and management services to other JMB affiliates and may develop properties for such affiliates independent of Future Communities.

     Affiliates of the General Partner may also be in competition with the Partnership in connection with the sale or operation of properties under some circumstances. For example, the Partnership may own certain interest in Community properties adjacent to properties owned by JMB or other affiliated entities. As a result, the Partnership and one or more affiliated entities may be competing in particular geographical markets for residents or for tenants in commercial or office projects. There may also be similar sorts of competition in connection with the sales of property in certain markets. Any adjacent commercial properties owned by the Partnership and an affiliated entity will offer economic terms for tenant leases in such adjacent properties which are comparable considering all relevant factors including, but not limited to, age and quality of construction.

RELATIONSHIP OF AFFILIATES TO PARTNERSHIP

     JMB or its affiliates are not prohibited from providing services to, and otherwise dealing or doing business with, persons who deal with the Partnership. However, no rebates or "giveups" may be received by the General Partner or any affiliate of the General Partner, nor may the General Partner or any such affiliate participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of the Partnership Agreement. JMB and its affiliates may provide certain services to the Partnership as described under "Management of the Partnership". If any other transactions between the Partnership and JMB or its affiliates occur, they must also be negotiated on a basis not less favorable to the Partnership than that available from third parties providing comparable services and shall be terminable on 60 days' notice.

REMUNERATION OF JMB, ARVIDA AND AFFILIATES

     JMB and its affiliates, including Arvida, will receive substantial compensation and other amounts from the Partnership, regardless of whether the Partnership achieves its investment objectives. See "Management of the Partnership--Management Compensation" and" --Affiliate Supervisory Agreement".

PARTICIPATION OF AN AFFILIATE AS A SELECTED DEALER

     JMB Securities Corporation, a broker-dealer affiliated with JMB, is expected to participate as a Selected Dealer in the offering of Interests and will be entitled to the same selling commission as other dealers. See "Plan of Distribution". JMB Securities Corporation may be subject to a conflict of interest in performing any "due diligence" obligations that may arise out of its participation in the offering because of its affiliation with the General Partner.

RELATIONSHIP OF MERRILL LYNCH TO AFFILIATE

     An affiliate of Merrill Lynch, the Selling Agent for this offering, is purchasing Interests to 1% of the total Interests sold to the public pursuant to this offering at a cost of $1 per Interest and is a limited partner in one of the Associate Limited Partners. As a result, Merrill Lynch as selling agent may be subject to a conflict of interest in performing any "due diligence" obligations that may arise out of its participation in the offering because of such relationship with its affiliate. In addition, the issuance of such Interests at $1 per Interest to the Merrill Affiliate effectively dilutes the Interests purchased by other Holders of Interests.

LEGAL REPRESENTATION

     As noted under "Legal Matters", counsel for the Partnership in connection with the offering ia also counsel to JMB and various affiliates, including the General Partner of the Partnership, on various matters. No counsel has been independently retained to represent the Holders of Interests. In the event any controversy arises following the termination of the offering in which the interests of the Partnership appear to be in conflict with those of JMB or its affiliates, other counsel would be retained for one or both of the parties.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

     The General Partner is accountable to the Partnership as a fiduciary and consequently must exercise good faith and integrity in handling Partnership affairs. This is an uncertain area of the law, and Holders of Interests who have questions concerning the fiduciary duties of the General Partner should consult with their counsel.

     The Partnership Agreement provides that neither the General Partner nor any affiliate thereof engaged in the performance of services on behalf of the Partnership (the "Indemnified Parties") will be liable to the Partnership or the Holders of Interests for any loss or liability resulting from any act or omission performed or omitted by them if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability, was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence and that, subject to certain limitations, the Indemnified Parties will be indemnified by the Partnership against any loss or liability suffered by them if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence. See "Summary of the Partnership Agreement--Indemnification of the General Partner". Thus, the Limited Partners or Holders of Interests, as the case may be, may have a more limited right of action than would otherwise be the case absent such provisions. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy and therefore unenforceable.

     The Partnership Agreement expressly provides that neither the General Partner nor any affiliate of the General Partner will be obligated to present to the Partnership any particular investment opportunity that comes to its attention. See "Business of the Partnership" and "Conflicts of Interest--Possible
Competition by Partnership with Affiliates".

OWNERSHIP OF GENERAL PARTNER

     All of the outstanding shares of the General Partner are owned by JMB Holdings Corporation, an Illinois corporation, 75% of the outstanding shares of which are owned by JMB Realty Corporation and the remaining 25% of which is owned by certain officers and directors of JMB. The General Partner is not prohibited from paying dividends to its stockholder. The Partnership Agreement provides that the purchasers of Interests will acquire no interest in the stock or assets of the General Partner, or in any proceeds of any sales thereof by virtue of acquiring or owning Interests and becoming Holders.

MANAGEMENT COMPENSATION

     The following describes the types and estimated amounts of fees, compensation, and other payments, and distributions that the General Partner and its affiliates (including the Associate Limited Partners) will or may receive in connection with the business of the Partnership and/or the acquisition of its assets. These amounts were not determined by arm's-length bargaining.

     Acquisition and Financing Guaranty Fee. The Partnership is obligated to pay JMB or its affiliates an Acquisition and Financing Guaranty Fee equal to $20,000,000 (subject to reduction as set forth below and in the Partnership Agreement) for services of JMB and such affiliates in negotiating and arranging, and guaranteeing repayment of the Acquisition Notes and certain other obligations incurred in connection with, the acquisition of the assets by the Partnership from the Seller. Such fee will be payable upon the date of the admission of Holders of Interests to the Partnership ("Admission Date"), or, in the event of multiple Admission Dates, pro rata upon each Admission Date based upon the percentage of the maximum offering sold (without giving effect to the right to increase the size of the offering to 400,000 Interests); to the extent that less than all of the Interests are sold, therefore, the Acquisition and Financing Guaranty Fee will be proportionately less than $20,000,000.

     Fees for Property Management and Other Services. The Partnership may engage affiliates of the General Partner for property management, insurance brokerage, or other services to be performed, if necessary, in connection with the properties of the Partnership. Property management fees may be charged at rates prevailing for comparable services in the localities where properties are located, in the event such services are provided, but not to exceed 6% of the gross receipts from a commercial or industrial property (if leasing and re-leasing services are performed by such affiliate; otherwise the maximum fee is 3% of the gross receipts) and 3% of the gross receipts (reduced to 1% after the first five years) from a commercial or industrial property leased for ten years or more on a net basis. Subject to certain limitations in the Partnership Agreement, insurance brokerage services may be performed and commissions may be received at rates prevailing for comparable classes of coverage in the localities where the properties are located. If affiliates of the General Partner perform other services for the Partnership, the fee for such services must be not less favorable to the Partnership than that available from third parties providing comparable services and the arrangement in respect of such services shall be terminable, without penalty, on 60 days' notice.

     As described under "Business of the Partnership--Description of Current Developments", an affiliate of JMB which develops malls and shopping centers nationally may participate as a joint venture partner with a joint venture between the Partnership and an unaffiliated third party in the development of a regional shopping mall at Sarasota, Florida on property owned (including under an option) by a joint venture in which the Partnership is a 50% partner; in such event, the affiliate would be entitled to receive development fees equal to the lesser of 5% of the cost of development or the amount which would be charged by an independent third party rendering comparable services, together with allocable reimbursements of allocable expenses. In the event of a joint venture between the Partnership and its joint venture partner and an affiliate of JMB, the joint venture shall obtain a report of the appraised value of the mall or shopping center upon completion of the property. To the extent that the actual costs of development, including the development fees paid to such affiliate, exceed the appraised value of the project, the development fees will be remitted by such affiliate to the extent of the excess, if any, of such development costs over such appraised value.

     Distributive Share of Cash Flow. Following admission of Limited Partners, the General Partner and the Associate Limited Partners (collectively) will be entitled to receive (i) until the Holders of Interests have received cumulative distributions of Cash Flow equal to a cumulative 10% per annum return (on a non-compounded basis) on their adjusted capital Investments (which shall be deemed return (on a non-compound basis) on their Adjusted Capital Investments), 5% of the distibutions of Cash Flow remaining after Cash Flow distributions to the General Partner and the Associate Limited Partners (collectively) equal to 1% per annum of the Gross Asset Value of the Partnership (subject to certain limitations set forth in the Partnership Agreement); provided, however, that until such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments, receipt by the General Partner and the Associate Limited Partners (collectively) of their 5% share of Cash Flow shall be deferred (the "Deferred Amount") until receipt by the Holders of Interests of Cash Flow distributions equal to a 12% per annum cumulative, non-compounded return on their initial Capital Investments; any Deferred Amount shall be distributable to the General Partner and the Associate Limited Partners (collectively), (x) out of any Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received a 12% per annum cumulative, non-compounded return on their Capital Investments, or (y) in any event, to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments; and (ii) thereafter, 15% of all distributions of Cash Flow shall be made to the General Partner and the Associate Limited Partners (collectively) and 85% to the Holders of Interests; provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive an additional share of Cash Flow otherwise distributable to the Holders of Interests under clause (ii) equal to the lesser of (a) 13% of the aggregate distributions of Cash Flow under clause (ii) to all parties or (b) an amount equal to 2% of the gross selling prices of all interests in real property of the Partnership (subject to certain limitations). See "Cash Distributions and Allocations of Profits or Losses".

     The General Partner and Arvida/JMB Associates (collectively) will be entitled to receive a distribution of Cash Flow of the Partnership in an amount equal to $20,000,000 on September 30, 1987. The definition of Cash Flow includes, and this distribution may be paid from, the proceeds of sales or other dispositions of assets in the ordinary course of business and the proceeds of borrowings of the Partnership. See "Acquisition of Assets".

     Reimbursable Expenses. The Partnership will reimburse the General Partner and its affiliates (including Arvida) for their direct expenses relating to this offering and relating to the administration of the Partnership and the acquisition, development, ownership, supervision and operation of the Partnership assets (subject to certain limitations contained in Section 5.1D of the Partnership agreement). In addition, certain other expenses of JMB and its affiliates will be reimbursed as described below. JMB and its affiliates will be reimbursed by the Partnership and all expenses of the offering, sale and distribution of Interests, and the cost of goods, materials and services used for or by the Partnership and obtained from entities which are not affiliated with the General Partner.

     Except for organizational expenses incurred in the creation of the Partnership and offering, selling and distribution expenses incurred in selling and distribution expenses incurred in the sale of Interests, JMB and the General Partner will not be reimbursed by the Partnership for the salaries and related salary expenses of any of the Director, the Chairman, President or any Executive Vice President of JMB or the General Partner or any individual who holds 5% or more of an equity interest in JMB or the General Partner or has the power to direct or cause the direction of JMB or the General Partner, whether through ownership of voting securities, by contract or otherwise, or for any indirect, general or administrative overhead expenses incurred in performing services for the Partnership which are not directly attributable to such services. The Partnership, however, will subject to certain limitations in 5.1D of the Partnership Agreement, reimburse JMB and its affiliates for salaries (and related salary expenses) for services which could be performed directly for the Partnership by independent parties, such as legal, accounting, transfer agent, data processing, duplicating and other services. The amounts charged to the Partnership for such services will not exceed the lesser of the actual cost of such services, or 90% of the amount which the Partnership would be required to pay to independent parties for comparable services. It is estimated that such reimbursements for such services will be approximately $175,000 in 1987. In the Partnership's annual report to Holders of Interests, there will be provided an itemized breakdown of reimbursements made to JMB and its affiliates in the categories of legal, accounting, transfer agent, data processing and duplicating services. Such reimbursement of expenses will be made regardless of whether any distributions are made to the Holders of Interests.

     Pursuant to the Supervisory Agreement, the Partnership shall reimburse Arvida fully for all of its out-of-pocket expenses (including salary and salary-related expenses) incurred while supervising the development and management of the Partnership's properties and other operations; provided, however, such reimbursements shall not exceed 5% of the gross revenues from the business of the Partnership. Such reimbursements will be made regardless of whether any distributions are made to the Holders of Interests.

CAPITAL CONTRIBUTIONS OF THE GENERAL PARTNER AND THE ASSOCIATE
LIMITED PARTNERS

     The General Partner and the Associate Limited Partners have made capital contributions to the Partnership aggregating $1,000 and will make additional capital contributions so that total capital contributions of the General Partner and the Associate Limited Partners will aggregate at least $20,000. Except under certain limited circumstances upon liquidation of the Partnership or its Partnership interest (see "Summary of the Partnership Agreement--Dissolution and Liquidation"), the General Partner, in its capacity as such, will make no additional capital contributions to the Partnership. JMB Investor Services Corporation made a capital contribution to the Partnership of $5,000 when it purchased five Interests as the Initial Limited Partner of the Partnership.

AFFILIATE SUPERVISORY AGREEMENT

     Arvida, an affiliate of JMB and the General Partner, will provide development and management supervisory personnel for the Partnership for all of its projects and operations in accordance with the objectives and criteria set forth under "Business of the Partnership". Pursuant to the Supervisory Agreement, Arvida will provide such supervisory management personnel at cost for the duration of the Partnership; provided, however, that the Supervisory Agreement may be terminated without cause by the Partnership without penalty upon sixty days' written notice. Arvida may terminate the Supervisory Agreement if the General Partner ceases to be an affiliate of JMB or if the Partnership is in material breach of the Supervisory Agreement which breach continues for a period of sixty days. See "Management of the Partnership--Management Compensation--Reimbursable Expenses".
While these personnel will function primarily in an advisory and supervisory role with respect the Partnership's own operating employees, Arvida personnel will also assist Partnership personnel in the Partnership's management, development and sale of properties. These personnel will supervise the identification of Partnership-owned land for development, the design of a Community master plan, the obtaining of regulatory and governmental approvals, and assist with the installation of infrastructure and amenities, the sale of developed parcels and homesites to third-party developers and the construction of residential units and commercial and industrial properties. Arvida intends to follow the Seller's practice of hiring subcontractors and consulting firms on a project-by-project basis rather than maintaining in-house capabilities, in order to be able to select suitable professionals for a particular project. Arvida has granted the Partnership a non-exclusive license to the "Arvida" name for its use pursuant to, and for the term of, the Supervisory Agreement.

     Arvida intends, but has no obligation, to continue to seek to develop, among other real estate projects, additional Future Communities. The Partnership will be entitled to receive a 10% interest in net cash flow (above certain base amounts) from Future Communities. See "Business of the Partnership--Future Community Developments".

     Arvida will be reimbursed directly by the Partnership for all of its out-of-pocket expenses (including an allocable share of its salary and salary-related expenses) incurred while supervising the development and management of the Partnership's properties. Arvida will not be entitled to receive any fees or other payments, direct or indirect, from the Partnership. Arvida will reimburse the Partnership for any goods, services or facilities of the Partnership which it may use in connection with projects unrelated to the Partnership's business.

     Pursuant to the Supervisory Agreement, Arvida and each of its directors, officers and employees shall be indemnified for any liability arising out of their activities under the Supervisory Agreement, except for fraud, bad faith or negligence by them.

     Arvida may develop new commercial and industrial projects, which will be wholly separate and distinct from any future Communities developed under the name "Arvida"; the Partnership will not be entitled to participate in the net cash flow of any such projects. Arvida may participate in the development of Community projects for others without use of the name "Arvida" in which case the Partnership would have no right to participate.

_________________________________________________________________

           DESCRIPTION OF ASSIGNEE INTERESTS

__________________________________________________________________

ASSIGNMENT OF INTERESTS

     An investor in the Partnership will hold all of his interest in the Partnership by virtue of an assignment to the investor of Interests held by the Initial Limited Partner which have been acquired with the subscription proceeds of such investor. The Initial Limited Partner will be the Limited Partner of record for the Interests purchased and held by the Assignee Holders, but all of the economic benefits of the Interests (including cash distributions or allocations of Profits or Losses) will be distributed or allocated to the Assignee Holders. The discussion in this Prospectus with respect to receipt of such Partnership distributions and allocations refers to Holders of Interests, rather than Limited Partners. Purchasers of such assigned Interests will not themselves become Limited Partners, unless they elect or are required to do so, as explained below.

     Attached to this Prospectus as part of Exhibit C is a form of Subscription Agreement Signature Page. Investors may subscribe to the Partnership through Merrill Lynch or Selected Dealers without executing the Subscription Agreement Signature Page (except where required by state law). By the payment of his subscription proceeds and acceptance by the General partner as an Assignee Holder, each investor will be recognized by the Partnership as an Assignee Holder of Interests and each investor will be bound by all the terms of the Subscription Agreement, as well as the Partnership Agreement and Assignment Agreement. Under the Assignment Agreement, included as Exhibit B to this Prospectus, among the Partnership, the Initial Limited Partner, the General Partner and each investor becoming an Assignee Holder pursuant to this offering, all of the ownership attributes of the Interests are granted to such Assignee Holders, including voting rights and rights to their proportionate percentage interest in the Partnership's income, gains, losses, deductions, credits and distributions, and Assignee Holders are bound by the terms of the Partnership Agreement.

     An Assignee Holder who wishes to become a Substituted
Limited Partner may do so upon complying with the provisions pertaining to transfer of Interests under the Partnership Agreement. See "Transferability of Interests" below. An Assignee Holder who effects such a transfer and becomes a Substituted Limited Partner will not be permitted subsequently to reassign its Limited Partnership Interests to the Initial Limited Partner and once more become an Assignee Holder. The Initial Limited Partner holds five Interests for its own account and has all rights attributable to such Interests under the Partnership Agreement.

     An assignee Holder who wishes to become a Substituted
Limited Partner may do so upon complying with the provisions pertaining to transfer of Interests under the Partnership Agreement. See "Transferability of Interests" below. An Assignee Holder who effects such a transfer and becomes a Substituted Limited Partner will not be permitted subsequently to reassign its Limited Partnership Interests to the Initial Limited Partner and once more become an Assignee Holder. The Initial Limited Partner holds five Interests for its own account and has all rights attributable to such Interests under the Partnership Agreement.

     No transfer (except for intra-family and certain other transfers, including transfers by gift or inheritance) will be recognized if following the transfer either the transferor or the transferee would hold fewer than five Interests. Additional restrictions on transfer of Interests are imposed in some states by their respective securities laws.

     No transfer may be made to any person that is a non-resident alien individual or foreign corporation or other entity or that may be subject to tax under Section 511 of the Code or to any "tax-exempt entity" (within the meaning of Section 168(h) of the Code for purposes of Section 168(h)(2) of the Code for purposes of
Section 168(h)(6)(A) of the Code), except in the sole discretion of the General Partner.

     In the case of any transfer of Interests, the General
Partner will impose upon the transferee the suitability requirements of state blue sky laws. Any member of the National
Association of Securities Dealers ("NASD") assisting in such transfer will impose upon the transferee the suitability requirements imposed by the NASD.

     The rights of any transferee of an Interest who does not become a Substituted Limited Partner will be limited to his share of Partnership Profits or Losses and cash distributions as described above. The voting rights of a transferor (other than the Initial Limited Partner) who transfers an Interest will terminate with respect to such Interest upon such transfer, whether or not the transferee thereof is admitted as a Substituted Limited Partner with respect thereto.

MERRILL LYNCH INVESTOR SERVICE

     It is not anticipated that a public market for the Interests will develop. However, Merrill Lynch may provide certain investor services which may assist investors desiring to sell their Interests. Merrill Lynch, acting as an agent of persons who desire to buy or sell Interests, will use its best efforts to match any buy order it receives with any sell order it receives, at specified prices (or price ranges) only, but will not solicit any sell orders for Interests. Any solicitation in respect of buy orders will be done in accordance with Federal securities laws. This service will be made available only after the Final Admission Date and only to investors who are not Substituted Limited Partners and who maintain or establish an account with Merrill Lynch. Any transactions effected through this service are subject to any restrictions on transfer imposed by applicable state securities laws. This service will not be available to residents of the State of California unless and until the Department of Corporations of the State of California modifies or waives its policy with respect to such service.

     To facilitate such transactions, Merrill Lynch will make available upon request, information as to the prices at which Interests have recently been sold. However, Merrill Lynch will not set the price at which Interests will be sold. Since this arrangement will not constitute a market for the Interests, no "market orders" or "stop orders" can be accepted by Merrill Lynch.

Accordingly, it is possible that no buy orders will be received by Merrill Lynch at the prices specified in the sell orders which Merrill Lynch receives, and in that case it will not be possible for Merrill Lynch to arrange any sales. For its services in acting as agent for the buyer and seller in such transactions, Merrill Lynch will charge an appropriate fee or commission. Further information about this service can be obtained from Merrill Lynch. Merrill Lynch is under no obligation to provide this service to Holders of Interests, and this service may be discontinued or suspended at any time without notice.

_________________________________________________________________

CASH DISTRIBUTIONS AND ALLOCATIONS OF PROFITS OR LOSSES
_________________________________________________________________

     In the event the minimum number of Interests is subscribed for, a Holder of Interests will be entitled to receive from the Partnership a distribution of Cash Flow (without regard to the distribution to the General Partner and Arvida/JMB Associates of Cash Flow (including the proceeds of any financings) on September 30, 1987, as described under "Management of the Partnership-- Management Compensation") in an amount equal to such Holder's Capital Investment from the day after his subscription proceeds are received in the Partnership escrow account through the end of the fiscal quarter in which the Final Admission Date occurs multiplied by an initial rate of 5% per annum. This rate, however, may be increased prospectively (in the sole discretion of the General Partner) at the end of any week or weeks, commencing with the following week. Such Cash Flow will be distributed within 60 days following the end of such fiscal quarter in which the First Admission Date occurs and each fiscal quarter thereafter through the fiscal quarter in which the Final Admission Date occurs. See "Plan of Distribution--Allocations of Benefits During the Offering Period".

     Beginning with the first fiscal quarter following the termination of the offering of Interests to the public, Cash Flow shall be distributed on a quarterly basis, within 60 days following the end of each fiscal quarter, as follows:

          (i) until the Holders of Interests have received cumulative distributions of Cash Flow equal to a 10% per annum return (on a non-compounded basis) on their Adjusted Capital Investments (as defined below) plus the return of their Capital Investments (which shall be deemed returned to the Holders of Interests only to the extent of cumulative distributions of Cash Flow to Holders of Interests in excess of 10% per annum (on a non-compounded basis) of their Adjusted Capital Investments), (a)95% to the Holders of Interests and 5% to the General Partner and Associate Limited Partners (collectively) remaining after (b) Cash Flow distributions to the General Partner and the Associate Limited Partners (collectively) equal to 1% per annum of the Gross Asset Value (as defined below) of the Partnership (subject to certain limitations set forth in the Partnership Agreement); provided, however, that until such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments, receipt by the General Partner and the Associate Limited Partners (collectively) of their 5% share of Cash Flow under clause (a) above shall be deferred (the "Deferred Amount") to receipt by the Holders of Interests of Cash Flow distributions equal to a 12% per annum cumulative, non-compounded return on their Capital Investments; and Deferred Amount shall be distributable to the General Partner and the Associate Limited Partner (collectively), (x) out of any Cash Flow otherwise distributable to the Holders of Interests under clause (a) above at such time as the Holders of Interests have received a 12% per annum cumulative, non-compounded return on their Capital Investments, or (y) in any event, to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests under clause (a) above at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments; and

          (ii) thereafter, all distribution of Cash Flow shall be made 85% to the Holders of Interests and 15% to the General Partner and the Associate Limited Partners (Collectively); provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive an additional share of Cash Flow otherwise distributable to the Holders of Interests under this clause (ii) equal to the lesser of
(x) an amount equal to 2% of the gross selling prices of any interests in real property of the Partnership (subject to certain limitations) or (y) 13% of the aggregate distributions of Cash Flow under this clause (ii) to all parties.

     "Gross Asset Value" shall mean the dollar amount reflected on the books and records maintained by the Partnership, at the Final Admission Date, of the gross assets (including all of the Partnership's interests in joint venture assets) acquired by the Partnership, directly or indirectly, or, if sold or otherwise disposed, of the proceeds of such assets, increased by the dollar amount reflected on the books and records maintained by the Partnership, at the time of their respective acquisition, of any gross assets (including all of the Partnership's interests in joint venture assets) which the Partnership subsequently acquires, directly or indirectly, from the Seller or as otherwise contemplated by the Acquisition Agreement or this Prospectus. Distributions will be made on or before the last day of May, August, November and February of each year in respect of operations for the preceding fiscal quarter.

     "Adjusted Capital Investments", with respect to any fiscal quarter, shall mean the Capital Investments of the Holders of Interests reduced, as of the first day of any fiscal quarter following the fiscal quarter with respect to which a distribution is made, by cumulative, non-compounded distributions of Cash Flow to the Holders in excess of 10% per annum of their Adjusted Capital Investments for all prior fiscal quarters.

     The amount equal to 2% of the aggregate selling price of Partnership properties, which shall determine the amount of Cash Flow distributable to the General Partner under clause (ii) above, is subject to limitations as set forth in section 4.1 of the Partnership Agreement. These limitations include, but are not limited to, the following: such amount with respect to any Partnership property shall not exceed 50% of the compensation customarily changes in connection with sales of similar properties in arm's length transactions by non-affiliates of JMB rendering similar services as an ongoing public activity in the same geographical location and for comparable property, and the amount of such distribution plus the real estate commission paid to anyone (other than the Partnership) in connection with the sale of a Partnership property will not exceed the lesser of (i) 6% of the gross purchase price for the property or (ii) the amount customarily charged in connection with sales of properties in arm's-length transactions by non-affiliates of JMB rendering similar services as an ongoing public activity in the same geographical location and for comparable properly.

     If in any fiscal quarter the General Partner should determine that reserves of the Partnership exceed the amount deemed sufficient in connection with the Partnership's operations, such reserves might be reduced and, if so, the amount of such reduction for a particular quarter would be included in and distributed as a portion of Cash Flow.

     As described under "Plan of Distribution", the Merrill Affiliate, in consideration of consulting services rendered to the Partnership and the payment of $1 per Interest, will acquire Interests (which are subject to certain limitations) equal to 1% of the total Interests sold to the public hereby. In the event the General Partner causes a Listing of the Interests and the Merrill Affiliate's Interests are so listed, the Partnership Agreement provides for an allocation of Profits (in the form of gross income) in order to cause the capital account for each of the Merrill Affiliate's Interests to equal the capital accounts of other Holders for their Interests. As a result of such allocation, in the event of a liquidation of the Partnership after such allocation and such a listing, the Merrill Affiliate might be entitled, in some circumstances, to a larger share of the liquidation proceeds which share corresponds to such capital account increase.

     Except as set forth under "Plan of Distribution--Allocation of Benefits During the Offering Period", the portion of Cash Flow distributed to the Holders of Interests will be made pro rata to the persons recognized on the books of record of the Partnership as the Holders of Interests. See "Description of Assignee Interests--Transferability of Interests".

     As more fully described under "Business of the Partnership", the Partnership intends to invest amounts in additional development of its Communities, which amounts would otherwise be available for distribution as Cash Flow, subject to the limitation described in the following sentence. Under the Partnership Agreement, the General Partner must use its best efforts to distribute Cash Flow in amounts at least equal to Federal taxable income (or components thereof) allocable to the Holders, multiplied by the maximum individual Federal income tax rate for the year in which such taxable income (or component thereof) is realized.

     All Profits or Losses of the Partnership for each fiscal year (or portion thereof) beginning on or after the first date designated by the General Partner on which Assignee Holders are recognized as such generally will be allocated as follows: (i) Profits will be allocated such that the General Partner and the Associate Limited Partners will be allocated Profits equal to the amount of Cash Flow distributed to them and the Holders will be allocated the remaining Profits, and (ii) Losses will be allocated 2% to the General Partner and the Associate Limited Partners (collectively) and 98% to the Holders. Except as set forth under "Description of Assignee Interests--Transferability of Interests", all such allocations of Profits or Losses to the Holders of Interests generally will be made in proportion to the number of Interests owned by each Holder at the end of the fiscal year in which such Profits or Losses are incurred.

_________________________________________________________________

         SUMMARY OF THE PARTNERSHIP AGREEMENT
_________________________________________________________________

     The Partnership Agreement to be executed by the General Partner and each Limited Partner is included as Exhibit A to this Prospectus and each prospective purchaser should read it in full. Certain provisions of the Partnership Agreement have been described elsewhere in this Prospectus. With regard to fees, payments and distributions to be made to the General Partner and affiliates, the distribution of cash from the Partnership and the allocation of Partnership Profits or Losses, see "Management of the Partnership" and "Cash Distributions and Allocations of Profits or Losses"; with regard to various transactions and relationships of the Partnership with the General Partner and affiliates, see "Conflicts of Interest"; with regard to the Partnership's business objectives and policies, see "Business of the Partnership"; with regard to the management of the Partnership, see "Management of the Partnership"; with regard to the voting rights and certain other rights of Assignee Holders and as to the possibility of investors being admitted as Limited Partners of the Partnership, see "Description of Assignee Interests--Assignment of Interests"; and with regard to the transfer of interests, see "Description of Assignee Interests-- Transferability of Interests".

     The following briefly summarizes certain provisions of the Partnership Agreement which are not described elsewhere in this Prospectus. All statements made below and elsewhere in this Prospectus relating to the Partnership Agreement are hereby qualified in their entirety by reference to the Partnership Agreement attached hereto as Exhibit A.

     ALL ASSIGNEE HOLDERS WILL BE BOUND BY THE PROVISIONS OF THE
PARTNERSHIP AGREEMENT, THE ASSIGNMENT AGREEMENT AND THE
SUBSCRIPTION AGREEMENT ATTACHED TO THIS PROSPECTUS AS EXHIBIT C
UPON PAYMENT OF THE SUBSCRIPTION AMOUNT AND ACCEPTANCE BY THE
PARTNERSHIP.

LIABILITY OF PARTNERS TO THIRD PARTIES

     The General Partner will be liable for all general obligations of the Partnership to the extent not paid by the Partnership. JMB Realty Corporation and JMB Holdings Corporation, affiliates of the General Partner, will not be liable for any such obligations (except to the extent of any note issued by JMB
Holdings Corporation to the General Partner).

     The Partnership Agreement provides that Limited Partners will not be personally liable for the debts of the Partnership beyond the amount committed by them to the capital of the Partnership.

     Assuming that a Holder of Interests does not take part in the control of the business of the Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of such Holder will, under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), be limited, subject to certain possible exceptions, generally to the amount contributed by such Holder or such Holder's predecessor in interest to the capital of the Partnership. Under the Delaware Act, (i) a Holder would be liable, for a period of one year after the date of the return to the Holder of any part of such Holder's capital contribution returned without violation of the Partnership Agreement or the Delaware Act, for the amount of the returned contribution to the extent necessary to discharge liabilities of the Partnership to creditors who extended credit while the returned contribution was held by the Partnership, and (ii) a Holder would be liable, for a period of six years after the date of the return to the Holder of any part of the Holder's capital contribution returned in violation of the Partnership Agreement or the Delaware Act, for the amount of the returned contribution. Under the Delaware Act, a Holder may not receive a distribution from the Partnership if, at the time of the distribution and after giving effect thereto, the all things which it deems to be necessary, convenient, appropriate or advisable in connection therewith, including, but not limited to, the preparation and filing on behalf of the Partnership of a registration statement with the Securities and Exchange Commission and the securities commissions (or similar agencies or offices) of such jurisdictions as the General Partner shall determine and the execution or performance of agreements with underwriters and others concerning the marketing of Additional Limited Partnership Interests on such basis and upon such terms as the General Partner shall determine.

     G.  Notwithstanding any other provision of this Section 3.3
(i) within ten days after the commencement of the public offering contemplated by Section 3.3A, ML Real Estate Associates II may acquire an interest in the Partnership as provided herein upon its payment of $100.00 and (ii) to evidence such interest in the Partnership, as of the First Admission Date and any Later Admission Dates, the General Partner may issue Additional Limited Partnership Interests to the Initial Limited Partner for assignment to ML Real Estate Associates II (which shall be an Assignee Holder thereof for purposes of this Agreement) in an amount equal to 1% of the Additional Limited Partnership Limited Partnership Interest. It is hereby understood that such Additional Limited Partnership Interests shall be registered with the Securities and Exchange Commission contemporaneously with those described in Section 3.3A.

SECTION 3.4  Partnership Capital

     A.  No Partner shall be paid interest on any Capital
Investment.

     B. No Partner shall have the right to withdraw, or receive any return of, his Capital Investment, except as may be specifically provided herein.

     C.  Under circumstances requiring a return of any Capital
Investment, no Partner shall have the right to receive property other than cash, except as may be specifically provided herein.

SECTION 3.5  Liability of Partners

     No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as specifically provided herein with respect to the Associate Limited Partners, a Limited Partner shall be liable only to make the Capital Investment with respect to the Limited Partnership Interests which he holds and shall not be required to lend any funds to the Partnership or, after the Capital Investments with respect to such Interests shall have been paid, to make any further capital contribution to the Partnership.

Subject to the provisions of Section 5.8, no General Partner shall have any personal liability for the repayment of the Capital Investments with respect to Limited Partnership Interests. No Limited Partner shall be entitled to the withdrawal or return of his capital contributions, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for therein.

                     ARTICLE FOUR

 CASH DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

SECTION 4.1  Distributions of Cash Flow

     Beginning with the first fiscal quarter following the fiscal quarter in which the offering of Additional Limited Partnership Interests to the public terminates as contemplated by Section 3.3, all Cash Flow of the Partnership shall be distributed quarterly within sixty (60) days after the close of each fiscal quarter as follows:

     (i) 90% to the Holders of Interests and 10% to the General Partner and Associate Limited Partners (collectively) until the Holders of Interests have received a cumulative, non-compounded, 10% per annum return on their Adjusted Capital Investments plus the return of their Capital Investments; and

     (ii) thereafter, all Cash Flow shall be distributed 85% to the Holders of Interests and 15% to the General Partner and the Associate Limited Partners (collectively); provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive distributions of amounts otherwise distributable to the Holders of Interests under this clause (ii) to the extent such additional amounts do not exceed the lesser of (A) 2% of the total cumulative selling price of all interests in real property of the Partnership which have been sold or otherwise disposed of subsequent to the First Admission Date and (B) 13% of the cumulative amount distributed under this clause (ii) to all Persons.

Notwithstanding the foregoing clause (i), the 10% of Cash Flow distributable to the General Partner and Associate Limited
Partners (collectively) under such clause (i) shall be limited as follows:

     (A) to the extent, if any, that one percent (1%) of the Gross Asset Value (as defined below) is less than 5.2631% of Cash Flow, the amount, distributed to the General Partner and Associate Limited Partners (collectively) shall be reduced by the amount of any such deficiency and the Holders of Interests shall receive additional Cash Flow in the amount of such reduction;

     (B) the receipt by the General Partner and the Associate Limited Partners (collectively) of 4.7369% of total Cash Flow under said clause (i) (the "Remainder") shall be deferred (and such deferred amount shall be distributed to the Holders of Interests) unless the Holders of Interests have received Cash Flow distributions equal to a 12% per annum cumulative, non-compounded return on their Capital Investments; provided, however, that such deferral shall terminate at such time as the Holders of Interest have received total distributions of Cash Flow equal to their Capital Investments; any deferred amount of the Remainder shall be distributable to the General Partner and the Associate Limited Partners (collectively), (x) out of any Cash Flow otherwise distributable to the Holders of Interests under the foregoing clause (i) at such time as the Holders of Interests have received a 12% per annum cumulative, non-compounded return on their Capital Investments, or (y) in any event, to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments.

"Gross Asset Value" shall mean the dollar amount reflected on the books and records maintained by the Partnership, at the Final Admission Date, of the gross assets (including all of the Partnership's interests in joint venture assets) acquired by the Partnership, directly or indirectly, or, if sold or otherwise disposed of, the proceeds of such assets, increased by the dollar amount reflected on the books and records maintained by the Partnership, at the time of their respective acquisition, of any gross assets (including all of the Partnership's interests in joint venture assets) which the Partnership subsequently acquires, directly or indirectly, from the Seller or otherwise as contemplated by the Acquisition Agreement or the Prospectus.

     No amounts computed as 2% of the selling price of any real property in connection with sale of a Property under (ii) above shall exceed 50% of the amount customarily charged in connection with sales of real properties in arm's-length transactions by non-affiliates of JMB rendering services as an ongoing public activity in the same geographical location and for comparable real property; provided, however, that the amount computed as 2% of the selling price of any Property plus the real estate commission paid to anyone (other than commissions which inure to the benefit of the (Partnership) in connection with the sale of a Property shall in no event exceed the lesser of (i) 6% of the gross purchase price of the Property or (ii) the amount customarily charged in connection with sales or real properties in arm's-length transactions by non-affiliates of JMB rendering real estate brokerage services as an on-going public activity in the same geographical location and for comparable real property.

     The General Partner shall use its best efforts to operate the Partnership so that such operation will provide sufficient Cash Flow (including distributions under Section 3.3B) in order that the aggregate Cash Flow distributions for each year distributable to the Holders (other than ML Real Estate Associates
II) are at least equal to Federal taxable income (or components thereof) allocable to the Holders (other than ML Real Estate Associates II), multiplied by the maximum individual Federal income tax rate for the year in which such taxable income (or component thereof) is realized. Except as otherwise provided in this Agreement, this Section 4.1 shall apply in determining Cash Flow distributions upon dissolution.

     If, upon the completion of the liquidation and termination of the Partnership and final distribution of all Partnership funds, the aggregate capital contributions with respect to Limited Partnership Interests issued under Section 3.3A exceed the sum of the distributions of Cash Flow with respect to such number of such Limited Partnership Interests under clause (i) of Section 4.1, distributions with respect to such number of such Limited Partnership Interests under Section 8.3C of Liquidation proceeds and distributions, if any, with respect to such number of such Limited Partnership Interests made with the proceeds of any capital contributions made by the General Partner and Arvida/JMB Associates (said excess is hereinafter referred to as the "Excess Amount"), then the General Partner, the Associate Limited Partners and ML Real Estate Associates II (excluding its successors and assigns and except as provided in the succeeding paragraph) shall make aggregate payments to the Holders (other than ML Real Estate Associates II but including any unaffiliated successor or assign thereof) in an amount equal to the lesser of the Excess Amount or the amounts of Cash Flow received by the General Partner, the Associate Limited Partners and ML Real Estate Associates II pursuant to Section 4.1(i), such payments to be made by the General Partner, the Associated Limited Partners and ML Real Estate Associates II based upon the relative cumulative distributions of Cash Flow received by each of them pursuant to
Section 4.1(i) up to the time of such payments.

     In the event that the General Partner shall elect under
Section 5.5(i)(a) to cause Interests to be listed and quoted on a United States national exchange or to be reported by the National Association of Securities Dealers Automated Quotation System and the Interests issued to ML Real Estate Associates II under Section 3.3G are to be so listed and quoted or reported, the obligation of ML Real Estate Associates II to make payments pursuant to the preceding paragraph shall terminate on the date on which such Interests are first listed and quoted or reported pursuant to such election; provided that ML Real Estate Associates II, by prompt notification to the General Partner, may elect to cause all (but not less than all) of the Interests issue to ML Real Estate Associates II under Section 3.3G not to be so listed and quoted or reported. In the event of such an election by ML Real Estate Associates II, ML Real Estate Associates II may subsequently notify the general Partner that such Interests issued to ML Real Estate Associates II under Section 3.3G shall be so listed and quoted or reported and the General Partner shall cause such Interests to be so listed and quoted or reported, provided that ML Real Estate Associates II shall have agreed to pay all costs and expenses of such listing and quotation or reporting. Any such subsequent listing and quotation or reporting of such Interests of ML Real Estate Associates II shall be treated for purposes of this
Section 4.1 and Section 4.3G as made pursuant to the election of the General Partner under Section 5.5(i)(a). Except as aforesaid, the obligation of ML Real Estate Associates II to make payments under the preceding paragraph shall constitute the personal obligation of ML Real Estate Associates II, and such obligation shall continue to exist whether or not ML Real Estate Associates II owns or holds any additional Limited Partnership Interests at the time payments are required to be made pursuant to the preceding paragraph.

     Notwithstanding anything to the contrary in the foregoing provisions of this Section 4.1, on September 30, 1987, subject to the making by the General Partner of the determination provided below, a distribution of Cash Flow of the Partnership in an amount equal to $20,000,000 shall be made to the General Partner and Arvida/JMB Associates. Such distribution shall be made whether or not the Partnership receives any Capital Investments with respect to Additional Limited Partnership Interests in connection with the public offering contemplated by Section 3.3A. Prior to making such distribution, the General Partner shall determine that there is sufficient working capital available or sufficient funds available from debt financing to permit such distribution to be made.

SECTION 4.2  Allocation of Profits or Losses

     A. The Profits or Losses for each fiscal year of the Partnership (or portion thereof) during the term of this Agreement for any period beginning on or after the First Admission Date shall, except as provided in Sections 4.2F and 4.3G, be allocated as follows: (i) Profits shall be allocated, with respect to any such fiscal period, such that the General Partner, each of the Associate Limited Partners and ML Real Estate Associates II shall be allocated Profits equal to the amount of Cash Flow actually distributed to each of them, respectively, for such fiscal period (without taking into account any distribution made pursuant to the last paragraph of Section 4.1), except that in all events the General Partner shall be allocated at least 1% of Profits, and the Holders (other than ML Real Estate Associates II) shall be allocated the remaining Profits and (ii) Losses shall be allocated, with respect to any such fiscal period, 1% to the General Partners 1% to the Associate Limited Partners (collectively) and 98% to the Holders, except that, if ML fungibility is achieved as provided in Section 4.3G, then with respect to any fiscal period which commences on or after the date on which Interests are first listed and quoted or reported pursuant to an election made by the General Partner under Section 5.5J(i)(a), for the purpose of allocating Profits under clause (i) above. ML Real Estate Associates II shall not be allocated Profits equal to the amount of Cash Flow actually distributed to it but instead shall be treated for such purpose as a Holder (other than ML Real Estate Associates II).

     The Profits of the Partnership for each fiscal year of the Partnership (or portion thereof) during the term of this Agreement for any period ending prior to the First Admission Date shall, except as provided in Section 4.2F, be allocated 1% to the General Partner, 98% to the Associate Limited Partners (collectively), and 1% to the Initial Limited Partner and (commencing on its acquisition of a Partnership interest under Section 3.3G) ML Real Estate Associates II, and the Losses of the Partnership for each such fiscal year (or portion thereof) shall be allocated 70% to the General Partner, 29% to the Associate Limited Partners (collectively), and 1% to the Initial Limited Partner and (commencing on its acquisition of a Partnership interest under Section 3.3G) ML Real Estate Associates II. Such Profits or Losses shall be determined on the basis of an interim closing of the Partnership's books on the First Admission Date.

     B. Syndication commissions for any fiscal year of the Partnership shall be allocated to the Holders of Interests in an amount equal to the syndication commission actually paid by the Partnership in connection with the acquisition of the Interest of such Holder. Such allocation shall take into account the existence of any discount applicable to the syndication commission of a particular Holder.

     C. No allocation of Losses (which include items thereof) under Section 4.2A shall be made to any Holder to the extent that such allocation (a) would create a deficit balance in such Holder's Capital Account which in absolute amount exceeds the Minimum Gain allocable to such Holder as of the end of the fiscal year for which such allocation would be made or (b) in the good faith judgment of the General Partner and upon advice by the Partnership's independent certified public accountants or legal counsel, would otherwise likely not be respected under Section 704(b) of the Code. In any such event, the allocation of such Losses thereof to such Holder shall be reduced to that extent.

     D. Any credits of the Partnership as determined for Federal income tax purposes for a fiscal year shall be allocated as Profits of the Partnership in accordance with Section 4.2A. In the event the adjusted tax basis of any "Section 38 property" (within the meaning of Section 48 of the Code) of the Partnership is increased pursuant to Section 48(q)(2) of the Code, such increase shall be allocated among the Partners (as if such item were in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners. Any reduction in the adjusted tax basis or cost of (or the qualified investment in) such Section 38 property made pursuant to Section 48(q)(1) of the Code shall be allocated among the Partners (as if such item were in the nature of an expense or loss) in the same proportions as the credit for such Section 38 property is allocated under this
Section 4.2D.

     E. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the interest of the General Partner, in each material item of Partnership income, gain, loss, deduction or credit will be equal to at least 1% of each such item at all times during the existence of the Partnership. In determining the General Partner's interest in such items, Limited Partnership interests owned by the General Partner shall not be taken into account.

     F. Beginning on and after September 30, 1987, any gain which is realized by the Partnership (or any partnership or joint venture through which the Partnership holds Property) on the sale or other disposition of Property which constitutes Distributed Gain (as defined below) allocable to such Property shall be allocated to the General Partner and Arvida/JMB Associates. "Distributed Gain" with respect to all Properties shall be equal to an amount equal to (i) the product of the Built-In Gain (as defined below) multiplied by a fraction, the numerator of which is the amount of Cash Flow distributed to the General Partner and Arvida/JMB Associates under the last paragraph of Section 4.1 and the denominator of which is the Built-In Gain, minus (ii) the amount of any Profit allocated to the General Partner and Arvida/JMB Associates pursuant to the third succeeding sentence of this Section 4.2F. "Built-In Gain" shall be equal to the amount of net gain which would be realized in the aggregate by the Partnership for Federal income tax purposes if, on September 30, 1987, all Properties were sold for their fair market value as determined by the General Partner. The General Partner shall determine the portion of Built-In Gain attributable to each Property and shall allocate at such time or times as may be required under this Agreement Distributed Gain among Properties to which Built-In Gain is attributable on a proportionate basis based upon the ratio that the portion of Built-In Gain attributable to each Property bears to the aggregate Built-In Gain. Notwithstanding any allocation contained in this Agreement (but subject to Section 4.2E and the succeeding sentences of this
Section 4.2F), if at any time Profit is realized by the Partnership, any current or anticipated reduction of the share of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) of any, some or all of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners or ML Real Estate Associates II or any anticipated cash distribution to the General Partner, Arvida/JMB Associates, Arvida/JMB Partners or ML Real Estate Associates II would cause the deficit balances in absolute amount in the Capital Accounts of any, some or all of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners or ML Real Estate Associates II to be greater than its or their share of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution, then the allocation of Profit under this Article Four to the General Partner, Arvida/JMB Associates/ Arvida/JMB Partners and ML Real Estate Associates II shall be increased (to be shared by them in proportion to the deficit balances in their respective Capital Accounts) to the extent necessary to cause the deficit balance in the Capital Account of each of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners and ML Real Estate Associates II to be no less than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution; provided, however, that the allocation of Profit contained in this sentence shall not apply to ML Real Estate Associates II if at the times as of which such allocation is made ML Fungibility has been achieved as provided in Section 4.3G, and further provided that to the extent the amount of Profit allocated under this sentence is insufficient to cause the deficit balance in the Capital Account of each of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners and ML Real Estate Associates II to be no less than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution, such Profit shall be allocated, until Profit in an aggregate amount equal to $20,000,000 has been allocated under this Section 4.2F to the General Partner and Arvida/JMB Associates for the current and prior Partnership years, first to the General Partner and Arvida/JMB Associates (in proportion to the respective deficit balances in their Capital Accounts), in preference and priority to Arvida/JMB Partners and ML Real Estate Associates II, to the extent necessary to cause the deficit balance in the Capital Account of each of the General Partner and Arvida/JMB Associates to be no less than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution. Not withstanding anything to the contrary in this Agreement (but after giving effect to Section 8.2 and subject to the last sentence of this Section 4.2F), if the General Partner or Arvida/JMB Associates has a deficit balance in its Capital Account following the Liquidation of its interest in the Partnership, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such Liquidation occurs (other than any adjustment for a capital contribution made pursuant to this sentence) and after adjusting Capital Accounts for actual or anticipated Profits or Losses allocable among the Partners in accordance with, or as if there had been (in accordance with adjustments under the first sentence of Section 11.4), an actual disposition of the Partnership properties at their fair market value, the General Partner and Arvida/JMB Associates will make capital contributions in an aggregate amount (to be shared by them in proportion to the deficit balances in their respective Capital Accounts) which is equal to the smaller of (i) such deficit balances or (ii) $20,000,000; provided, however, that neither the $20,000,000 amount specified in (ii) nor the General Partner's share of such amount shall limit any contribution which the General Partner is required to make under Section 8.2. Such capital contributions shall be made on or before the end of the Partnership taxable year during which such Liquidation occurs (or, if later, within 90 days after the date of such Liquidation). Notwithstanding the foregoing, if the distributions to the General Partner and Arvida/JMB Associates under the last paragraph of Section 4.1 were determined not to cause (without taking into account any Profit or Loss which might arise from such distribution), in the fiscal year in which such distribution occurs, an aggregate reduction in their capital accounts (as determined under Section 704(b) of the Code) equal to the amount of such distribution, then the first four sentences of this Section 4.2F shall not apply for any period.


SECTION 4.3  Determination of Allocations and Distributions Among
Partners

     A. Any Assignee Holder of an Additional Limited Partnership Interest who is recognized as such pursuant to Section 7.2 shall be allocated all Profits or Losses of the Partnership allocable, and shall be entitled to all Cash Flow distributable, with respect to such Additional Limited Partnership Interest as herein provided; provided, however, that without limitation the share of Profits allocable with respect to Additional Limited Partnership Interests held by ML Real Estate Associates II shall be as provided in Sections 4.2A, 4.2F and 4.3G. Except as otherwise provided in Sections 4.2C, 4.3D, 4.3E, 4.3F and 4.3G and subject to the proviso in the preceding sentence, all Profits or Losses allocable with respect to Limited Partnership Interests and, except as provided in Section 3.3B, all Cash Flow distributable with respect to Limited Partnership Interests, shall be allocated or distributed, as the case may be, to each of the Holders of Interests entitled to such allocation or distribution in the ratio which the Capital Investments with respect to such Limited Partnership Interests bear to the aggregate Capital Investments with respect to all Limited Partnership Interests entitled to such allocation or distribution.

     B. Except as provided in Sections 4.3C, 4.3E and 4.3G, all Profits or Losses allocable with respect to Limited Partnership Interests shall be allocated, and all Cash Flow distributable with respect to Limited Partnership Interests shall be distributed, as the case may be, to the Holders of Interests recognized as such as of the last day of the fiscal period for which such allocation or distribution is to be made.

     C. Except in the case of Limited Partnership Interests held by ML Real Estate Associates II during any fiscal quarter before or which is the fiscal quarter in which ML Fungibility is achieved as provided in Section 4.3G, to the extent permitted by law, all Profits or Losses of the Partnership for a fiscal year allocable with respect to any Limited Partnership Interest which may have been transferred during such year shall be allocated between the transferor and the transferee based upon the number of quarterly periods that each was the recognized Holder of Interests, without regard to the results of Partnership operations during particular quarterly periods of such fiscal year and without regard to whether cash distributions were made to the transferor or transferee.

     D. Except as provided in the last paragraph of Section 4.1 and subject to the second paragraph of Section 4.1, the General Partner's and Associate Limited Partners' distributive share of Cash Flow shall be distributed 10.1% to Arvida/JMB Partners, to the General Partner in an amount equal to 1% of the total Cash Flow being distributed at such time under Section 4.1 (i) on 4.1
(ii), as the case may be, and the remainder to Arvida/JMB Associates. Profits or Losses allocable to the Associate Limited Partners (collectively) under the second paragraph of Section 4.2A and Losses allocable to the Associate Limited Partners under the first paragraph of Section 4.2A shall be allocated 89.0% to Arvida/JMB Associates and 11.0% to Arvida/JMB Partners. Except as otherwise provided in Section 4.2F, distributive shares of Cash Flow and Distributed Gain allocable to the General Partner and Arvida/JMB Associates under the last paragraph of Section 4.1 and under
Section 4.2F shall be distributed or allocated, respectively, 1% to the General Partner and 99% to Arvida/JMB Associates. Profits or Losses allocable to the Initial Limited Partner and ML Real Estate Associates II under the second paragraph of Section 4.2A shall be allocated between them in the ratio of the respective amounts paid by them for their Partnership Interests at that time.

Notwithstanding anything to the contrary in Section 4.2A and this
Section 4.3D, any Partnership deduction directly resulting from the receipt of a Partnership Interest by any Partner or Holder (other than a Holder which is not ML Real Estate Associates II) shall be allocated entirely to such Partner or Holder.

     E. In the event that there are Later Admission Dates, all Profits or Losses allocable to the Holders of Interests for the period from the First Admission Date or any such Later Admission Date through the next succeeding Later Admission Date will be allocated in accordance with Section 4.3A solely to the Holders of Interests as of or prior to such preceding First Admission Date or Later Admission Date. For purposes of this Section 4.3E, Holders of Interests will be deemed to have acquired their Limited Partnership Interests on the first day or such other day as the General Partner may determine of the month in which such Additional Limited Partnership Interests have been assigned to such Persons. Profits or Losses incurred for the period from any such First Admission Date or Later Admission Date through the next succeeding Later Admission date will be allocated on the basis of an interim closing of the Partnership's books on such Later Admission Date. The General Partner may, in its sole and absolute discretion and at any time, adopt any other convention or conventions (including without limitation a daily, semi-monthly or full-month convention) regarding the distribution of Cash Flow or the allocation of Profits or Losses with respect to any Limited Partnership Interest that may be or may have been transferred during any year.

     F. Subject to Section 4.2C, if at the time of an allocation pursuant to Section 42.A of Profits or Losses for a fiscal year of the Partnership (or portion thereof) during the term of this Agreement for a period beginning on or after the Final Admission Date the Capital Accounts with respect to each Limited Partnership Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) are not then equal:

     (i) Profits allocated to the Holders (other than ML Real Estate Associates II) pursuant to Section 4.2A shall be allocated to the Holder (other than ML Real Estate Associates II) of a Limited Partnership Interest with a Capital Account which is smaller in amount (or greater in deficit) than the Capital Account for any other such Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) until the balance in such Capital Account equals the balance of the Capital Account of such Limited Partnership Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) which was next smallest in amount (or next greatest in deficit) before such allocation, and thereafter such Profits shall continue to be allocated to each successive Holder or groups of Holders of Interests (other than ML Real Estate Associates II) with Capital Accounts which are smallest in amount (or greatest in deficit), until either the balances of all Capital Accounts with respect to Limited Partnership Interests (other than any Limited Partnership Interest held by ML Real Estate Associates II) are equal or all such Profits have been allocated; and

     (ii) Losses allocated to the Holders pursuant to Section
4.2A shall be allocated to the Holder (other than ML Real Estate Associates II) of a Limited Partnership Interest with a Capital Account which is greater in amount (or smaller in deficit) than the Capital Account for any other such Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) until the balance in such Capital Account equals the balance of the Capital Account of such Limited Partnership Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) which was next greatest in amount (or next smallest in deficit) before such allocation, and thereafter such Losses shall continue to be allocated to each successive Holder or groups of Holders of Interests (other than ML Real Estate Associates II) with Capital Accounts which are greatest in amount (or smallest in deficit), until either the balances of all Capital Accounts with respect to Limited Partnership Interests (other than any Limited Partnership Interest held by ML Real Estate Associates II) are equal or all such Losses have been allocated.

     The foregoing subparagraphs (i) and (ii) shall not apply to, or with reference to, any Limited Partnership Interest held by ML
Real Estate Associates II.

     G.  In the event that the General Partner shall elect under
Section 5.5(i)(a) to cause Interests to be listed and quoted on a United States national exchange or to be reported by the National Association of Securities Dealers Automated Quotation System and Interests of ML Real Estate Associates II are so listed and quoted or reported, to the extent permitted by law and subject to Section 4.2F, for the fiscal year of the Partnership during the term of this Agreement in which such Interests are first listed and quoted or reported pursuant to such election, Profits (in the form of gross income) realized by the Partnership during the portion of such fiscal year ending on the day immediately preceding the date on which such Interests are first so listed and quoted or reported shall be allocated to ML Real Estate Associates II in such amount as is necessary to cause the Capital Account for each Limited Partnership Interest held by ML Real Estate Associates II and issued to it under Section 3.3G to equal the largest balance in the Capital Account for any Limited Partnership Interest held by a Holder (other than ML Real Estate Associates II (the completion of such equalization pursuant to this Section 4.3G or another provision of this Agreement and such listing and quotation or reporting is herein referred to as "ML Fungibility"). Such allocation of Profits (in the form of gross income) to ML Real Estate Associates II shall be made as of the end of the day immediately preceding the date on which such Interests are first listed and quoted or reported pursuant to the aforementioned election.

                     ARTICLE FIVE

     RIGHTS, POWERS AND DUTIES OF GENERAL PARTNER

SECTION 5.1  Management and Control of the Partnership

     A. Subject to the Consent of the Limited Partners where required by this Agreement, the General Partner, within the authority granted to it under this Agreement, shall have the exclusive right to manage the business of the Partnership and is hereby authorized to take any action of any kind and to do anything and everything it deems necessary in accordance with the provisions of this Agreement.

     B. No Limited Partner (except one who may also be a General Partner, and then only in its capacity as General Partner within the scope of its authority hereunder) shall participate in or have any control over the Partnership business or shall have any authority or right to act for or bind the Partnership. The Limited Partners hereby Consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

     C. The General Partner shall initially, upon completion of the offering contemplated by the Prospectus, establish Reserves for working capital and to pay taxes, insurance, Debt Service, repairs, replacements or renewals, or other costs and expenses incident to the ownership or operation of the Properties and for such other purposes, as the General Partner may determine, in an amount equal to not less than 2% of the Gross Proceeds of the Offering and thereafter shall maintain such Reserves in such amounts as the General Partner deems appropriate under the circumstances from time to time.

     D. All of the Partnership's expenses shall be billed directly to and paid by the Partnership. Reimbursements to the General Partner or any Affiliates shall not be allowed (other than for Organization and Offering Expenses, which shall be allowed), except for (i) the actual cost to the General Partner or such Affiliates of goods, materials and services used for or by the Partnership and obtained from entities which are not affiliated with the General Partner; (ii) salaries and related salary expenses for administrative services which could be performed directly for the Partnership by independent parties, such as legal, accounting, transfer agent, data processing, duplicating and other such services; (iii) Partnership reports and communications to investors; (iv) other administrative services, provided that such services are necessary to the prudent operation of the Partnership; and (v) reimbursements to Arvida in connection with its carrying out the duties described in the Management and Supervisory Agreement authorized in Section 5.2 a (ix) hereof. No reimbursement under clause (ii) through (v) above shall be permitted for services for which the General Partner or its Affiliates receive a separate fee. No reimbursement under clause
(ii) through (iv) above shall be permitted for (a) the salaries of and related salary expenses incurred by any Controlling Person (as defined hereinafter) and (b) any indirect general or administrative overhead expenses, such as rent, travel expenses and other items generally falling under the category of overhead, incurred in performing services for the Partnership which are not directly attributable to such services. "Controlling Person" for purposes of this Section 5.1D shall mean any Person, regardless of title, who performs executive or senior management functions for the Sponsor or the General Partner similar to those of directors, executive management and senior management, or any Person who either holds a 5% or more equity interest in the Sponsor or the General Partner or has the power to direct or cause the direction of the Sponsor or the General Partner, whether through the ownership of voting securities, by contract, or otherwise, or, in the absence of a specific role or title, any Person having the power to direct or cause the direction of the management level employees and policies of the Sponsor or the General Partner. It is not intended that every Person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of Controlling Person. In no event shall any amount charged to the actual cost of such services or
(b) in the case of reimbursements under clause (ii) through (iv) above 90% of the amount which the Partnership would be required to pay to independent parties for comparable services. In the Partnership's annual report to Limited Partners, there shall be provided an itemized breakdown of reimbursements made pursuant to this Section 5.1D. The reimbursement for expenses provided for in this Section 5.1D shall be made regardless of whether any distributions are made to the Limited Partners under the provisions of Section 4.1. The provision of any goods, material or services for which reimbursements are authorized under Section 5.1D(i) shall be set forth in a written contract which precisely describes the goods, materials or services to be provided and all compensation therefor. Such contract shall provide that it may be modified only with the consent of Limited Partners holding a majority of the then outstanding Limited Partnership Interests (except as to immaterial or conforming modifications, which shall require only the consent of the General Partner) and that it shall be terminable by either party, without penalty, upon sixty (60) days' prior written notice.

     E. In the event the General Partner deems the approximately 200-acre site near Sarasota which is owned by an existing joint venture in which the Partnership owns an interest to be suitable for development as a regional shopping mall or other shopping center, development of such Property may be done jointly with Affiliates of JMB. In the event of such a development through a joint venture with Affiliates of JMB, the existing joint venture's interest in the land would be valued at its appraised fair market value, and the Affiliate would make a pro rata cash contribution. All other contributions would be strictly pro rata. Such joint venture development shall not be entered into by the Partnership unless (x) there are no duplicate property management or other fees, and (y) the Partnership and such Affiliate each enjoy a right of first refusal as regards the sale of the equity interest of the other.

SECTION 5.2  Authority of the General Partner

     A. Except to the extent otherwise provided herein, the General Partner, for, and in the name and on behalf of, the Partnership is hereby authorized:

          (i) to acquire, either directly or indirectly through any joint venture, joint participation, partnership (other than any public or privately offered limited partnership) or otherwise, by purchase, lease, exchange or otherwise any real or personal property (including the Properties) which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; provided, however, that real properties shall not be acquired at an aggregate purchase price in excess of their aggregate appraised value as determined by appraisals prepared by competent independent appraisers, and further provided that investments by the Partnership in other partnerships or ventures shall be limited to partnerships or ventures which own and operate (directly or through an interest in another partnership or joint venture) a particular Property in which the Partnership (either alone or with an Affiliate of the General Partner) acquires a controlling interest and which do not involve duplicate property management or other fees;

          (ii) to operate, maintain, finance, improve, own, grant options with respect to, sell, convey, assign, mortgage, exchange or lease and to cause to have constructed any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership and to perform construction work or hire contractors to perform construction work in connection with any of the foregoing:

          (iii) to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the development, management, maintenance and operation of the Properties;

          (iv) to borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, and to secure the same by mortgage, pledge or other lien on any Properties or other assets of the Partnership; provided, however, that in connection with the borrowing of money, recourse for the repayment of which is limited solely to property of the Partnership, no lender shall be granted or acquire, at any time as a result of making such a loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor;

          (v) to execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, mortgage note, bill of sale, contract or other instrument purporting to convey, exchange or encumber the real or personal property of the Partnership;

          (vi) to prepay in whole or in part, refinance, recast, increase, modify or extend any mortgages affecting the Properties and in connection therewith to execute any extensions or renewals of mortgages on any of the Properties;

          (vii) to execute an agency agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which said firm would assist the Partnership in the sale of Interests and pursuant to which the Partnership would agree, subject to the final four sentences of Section 5.8, to indemnify and hold harmless said firm or any selected dealer from any liability incurred by it in so acting as agent for the Partnership;

          (viii) to deal with, or otherwise engage in business with, or provide service to and receive compensation therefor from, any Person who has provided or may in the future provide any services to, lend money to, sell property to, or purchase property from, any Affiliate of the General Partner; provided, however, that no such dealing, engaging in business or providing services may involve any direct or indirect payment by the Partnership of any rebate or any reciprocal arrangement which would have the effect of circumventing any restriction set forth herein upon dealings with Affiliates of the General Partner;

          (ix) to execute the Management and Supervisory
Agreement with Arvida;

          (x) to, in its sole discretion, make or revoke (and in the case of any partnership or joint venture through which the Partnership holds an interest in property, cause to be made or revoked) the election referred to in Section 754 of the Code;

          (xi) to request such information from any Holder as may be reasonably required (as determined by the General Partner) to comply with any Federal, state or local tax laws;

          (xii) to, in its sole discretion, designate itself or any other General Partner as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code;

          (xiii) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified; and

          (xiv) to obtain consulting services from ML Real
Estate Associates II or its Affiliates.

In the case of the making or revocation of any election under (x) above or any designation under (xii) above, each of the Partners will, upon request, supply such information and execute such documents as are necessary to effectuate such election or revocation, or such designation. In the case of any request for information under (xi), any Holder to which any such request is sent shall comply with such request.

     B.  Any Person dealing with the Partnership or the General
Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, as to:

          (i) the identity of any General Partner or Limited
Partner hereof;

          (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a General
Partner or which are in any other manner germane to the affairs of the Partnership;

          (iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

          (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     C. The General Partner shall maintain in its records for at least five years any appraisal required to be obtained under the provisions of clause (i) of section 5.2A.

SECTION 5.3  Authority of Partners to Deal with Partnership

     A. Without limitation upon the other powers set forth herein, the General Partner is expressly authorized (and where indicated, directed), in the name of and on behalf of the Partnership, to do the following:

          (i) The General Partner shall commit a percentage of Gross Proceeds of the Offering to Investment in Properties which, at a minimum, is equal to the greater of: (i) 80% of the Gross Proceeds of the Offering reduced by .1625% for each 1% of the aggregate indebtedness of the Partnership; or (ii) 67% of Gross Proceeds of the Offering. For purposes of this calculation, "aggregate indebtedness" is the percentage resulting when such aggregate indebtedness is divided by the aggregate purchase price of all Properties, excluding Front-End Fees. If the Front-End Fees must be reduced for the Partnership to commit the minimum percentage of Gross Proceeds of the Offering to Investment in Properties as set forth above, the General Partner shall cause JMB or its Affiliates to reimburse the Partnership for the amount of any such excess Acquisition Fees and Acquisition and Financing Guaranty Fee received by them.

          (ii) The General Partner may enter into an agency agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated providing for the payment of commissions to JMB Securities Corporation for participating as a selected dealer in the offering of Additional Limited Partnership Interests to the public pursuant to Section 3.3; provided, however, that there shall be no selling commissions paid or received by any Person in connection with the sale of Additional Limited Partnership Interests to (and for the account of) any Assignee Holder who is the General Partner, an Affiliated Person of the General Partner or an officer, director, shareholder, employee or partner thereof.

          (iii) The General Partner may, subject to the conditions of this Agreement, enter into agreements with and pay fees to JMB or other Affiliated Persons of the General Partner in consideration of property management and leasing services respecting commercial and industrial Properties which are necessary to the prudent operation of the Partnership (it being understood and agreed that the provision of such property management and leasing services does not constitute a part of the duties or obligations of the General Partner as a general partner of the Partnership); provided, however, that the General Partner shall not enter into any agreement for property management with an Affiliate on terms less favorable to the Partnership than those customarily charged for similar services in the relevant geographical area and in no event shall fees to an Affiliate of the General Partner for property management and leasing services exceed the following schedule:

               (a)  in the case of industrial or commercial
Property other than that described in the following subparagraph
(b), the maximum fee from such Property shall be 6% of the gross receipts from the Property being managed where the Affiliate of the General Partner performs leasing, re-leasing and leasing-related services, and the maximum fee shall be 3% of gross receipts from the Property being managed if the Affiliate of the General Partner does not perform leasing, re-leasing and leasing-related services with respect to the Property; and

               (b)  in the case of industrial or commercial
Properties which are leased for ten or more years on a net (or a similar) basis, the maximum fee shall be 1% of the gross receipts from the Property being managed, except for a one-time initial leasing fee of 3% of the gross receipts on each lease payable over the first five full years of the original term of the lease.

          Where a property management agreement with an Affiliate has been entered into with respect to a Property, no fees in addition to those payable to such Affiliate under such agreement shall be paid by the Partnership to any Persons in consideration of their performance of property management, bookkeeping services or other property management services with respect to the same Property. Any property management agreements with Affiliates shall be terminable by either party, without penalty, upon sixty (60) days' prior written notice and may be modified only with the consent of the Holders of the majority of the Interests (except as to immaterial or conforming amendments which shall require only the consent of the General Partner).

          (iv) The General Partner may pay or cause to be paid brokerage commissions to JMB Insurance Agency, Inc. or other Affiliated Persons of the General Partner in connection with insurance covering the Properties subject to the conditions that:
(a) before any such brokerage services are provided, there will have been received quotations from two independent insurance brokers or carriers or underwriters relating to the proposed coverage, which quotations shall be upon coverage and terms comparable to those proposed to be provided by JMB Insurance Agency, Inc., and such agency shall not provide such insurance brokerage services unless it can obtain such insurance at a cost which is no greater than the lower of the two unaffiliated entities; (b) if at any time JMB Insurance Agency, Inc. ceases to derive at least 75% of its income from its business with entities which are not sponsored by JMB and its Affiliates, JMB Insurance Agency, Inc. shall not earn income from any additional insurance placements on behalf of the Partnership or any Property then owned by it; and (c) any agreement with Affiliates to provide insurance brokerage services to the Partnership shall be terminable by either party, without penalty, upon sixty (60) days' prior written notice.
          (v) The General Partner may, in the event that Gross Proceeds of the Offering are less than $325,000,000, in its discretion, (a) obtain additional financing to pay the costs of owning the Properties; (b) if the additional financing under the immediately preceding clause (a) is insufficient, to enter into a joint venture or joint participation with an Affiliate or Affiliates of the General Partner which would provide for the ownership of such Properties on a pro rata basis; provided, however, that with respect to such investment with an Affiliate,
(s) the Partnership and such Affiliate, considered together, have or acquire a controlling interest in any ventures or partnerships which own the Properties, (t) there are no duplicate property management or other fees, (u) the Partnership's investment is on substantially the same terms and conditions as the investment of such Affiliate, (v) the purchase price of the Partnership's investment has been confirmed by independent appraisal as not greater than the appraised value of such investment, (w) such investment shall not result in the breach, abrogation or circumvention of any of the terms, conditions or provisions of this Agreement, (x) the investments are not in publicly or privately offered limited partnerships or other publicly offered real estate investment entities, (y) the compensation to the General Partner, JMB and their Affiliates received attributable to such investment is substantially identical to the compensation received by the general partners and sponsors of such Affiliate and by the Affiliates of such general partners and sponsors attributable to such investment, and (z) the Partnership and such Affiliate must each enjoy a right of first refusal as regards the sale of the equity interest of the other.

          (vi) The General Partner may, notwithstanding any other provision of this Agreement, pay or cause to be paid to an Affiliate allocable reimbursements of overhead expenses with respect to any Partnership Property being developed pursuant to
Section 5.1E as a mall or shopping center through a joint venture with one or more Affiliates of JMB, together with development fees in connection therewith in an amount equal to the lesser of 5% of the cost of development or the amount which would be charged by an independent third party rendering comparable services; provided, however, that such joint venture shall obtain a report from an independent appraiser of the appraised value of the mall or shopping center upon completion of the Property; provided, further, that to the extent that the actual costs of development, including the development fees paid to such Affiliate, exceed such appraised value of the project, the development fees will be remitted by such Affiliate to the Partnership to the extent of the excess, if any, of such development costs over such appraised value. Development services provided by such Affiliate shall be embodied in a written contract which describes the terms thereof and the compensation to be paid therefor. Such contract shall be terminable by either party, without penalty, upon sixty (60) days' written notice, and may be modified only with the consent of the Holders of the majority of the Interests (except as to immaterial or conforming amendments which shall only require the consent of the General Partner). Such contract shall be disclosed to all Partners in the reports provided pursuant to Sections 9.4A and 9.4C (stating the compensation paid to such Affiliate). Such Affiliate must be independently engaged in performing development services rendered for the development of shopping malls or shopping centers.

          (vii) The validity of any transaction, agreement or payment involving the Partnership and the General Partner or any Affiliate thereof not otherwise prohibited by the terms of this Agreement shall not be affected by reason of the relationship between the Partnership and the General Partner or such Affiliate.

All transactions, agreements or payments involving the Partnership and the General Partner or any Affiliate thereof shall be on terms no less favorable to the Partnership than those available to the Partnership in similar dealings with unaffiliated third parties.

     B. The General Partner shall be subject to the following prohibitions: (i) except to the extent that related commissions inure to the benefit of the Partnership neither the General Partner nor any Affiliate of the General Partner shall be given the exclusive right to sell or exclusive employment to sell any Community Property of the Partnership and no amounts shall be computed under Section 4.1 as 2% of the selling price of a Community Property under Section 4.1(ii) unless the General Partner or Affiliates of the General Partner perform substantial services in connection with the sale of a Community Property; (ii) neither any General Partner nor any Affiliated Person of the General Partner shall receive directly or indirectly a commission or fee in connection with the reinvestment of the proceeds of the sale, exchange or refinancing of any Property; (iii) neither any General Partner nor any Affiliated Person of the General Partner shall loan money to the Partnership unless (a) the principal amount of such financing shall be scheduled to be paid over a period of less than 48 months, and more than 50% of the principal amount of such financing shall be scheduled to be paid during the first 24 months and (b) the interest rates and other finance charges and fees shall not be in excess of the lessor of (x) if the loan was made in connection with a particular Property, the amounts that are charged by unrelated banks on comparable loans for the same purpose in the locality of the Property in connection with which the loan was made or (y) the rate per annum equal to 2% plus the reference rate of Continental Illinois National Bank and Trust Company of Chicago, or provide permanent financing to the Partnership on a Property owned by the Partnership or make loans with a prepayment charge or penalty which are evidenced or secured by either a first or junior or all-inclusive note or mortgage except to the extent that such prepayment charge or penalty is attributable to an underlying encumbrance. In the event the Partnership utilizes any all-inclusive note, said note shall provide that (a) the Partnership shall receive credit on its obligation under said note for payments made by the Partnership directly on the underlying encumbrance; (b) that a bank, escrow company or other paying agent shall collect payments (other than amounts not to be applied to the underlying encumbrance) on the all inclusive note and make disbursements therefrom to the holder of the underlying encumbrance prior to making any disbursement to the holder of the all-inclusive note or, in the alternative, all payments on the all-inclusive note and underlying notes shall be made directly by the Partnership; and (c) the rate of any interest charged by the General Partner or an Affiliated Person on such all-inclusive note will not exceed the rate of interest payable to the holder on the underlying encumbrance.

     C. Any agreements, contracts and arrangements with the General Partner or Affiliated Person of the General Partner permitted by Section 5.3(iii) and Section 5.3A(vii) (with respect to both such sections to the extent not otherwise specifically authorized in this Agreement) shall be subject to the following conditions:

          (i) any such agreements, contracts or arrangements shall be embodied in a written contract which describes the subject matter thereof and all compensation to be paid therefor;

          (ii) no rebates or "give-ups" may be received by the General Partner or any such Affiliated Person, nor may the General Partner or any such Affiliated Person participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of this Agreement;

          (iii) neither the General Partner (in any capacity other than a General Partner) nor any such Affiliated Person may act as paying or purchasing agent for the Partnership and no funds of the Partnership may be paid to the General Partner or any such Affiliated Person by way of reimbursement for Partnership expenses other than Organization and Offering Expenses or expenses as permitted by Section 5.1D and the amount of compensation paid to the General Partner or any such Affiliated Person may not exceed 90% of the amount which the Partnership would be required to pay to independent parties;

          (iv) any such agreements, contracts or arrangements shall be fully and promptly disclosed to all Partners in the reports provided in Sections 9.4A and 9.4C (stating the compensation to be paid by the Partnership);

          (v) any such agreements, contracts or arrangements shall be terminable by either party, without penalty, upon sixty (60 days' prior written notice and may be modified only with the Consent of the Holders of a majority of the Interests (except as to immaterial or conforming amendments which shall only require the consent of the General Partner); and

          (vi) the General Partner or the Affiliated Person performing the services for the Partnership previously shall have been independently engaged in performing services of the type to be performed for the Partnership for a period of at least two years.

SECTION 5.4  Restrictions on Authority of General Partner

     A. Without the Consent of all the Limited Partners, the General Partner shall not have the authority to:

          (i) do any act in contravention of this Agreement;

          (ii) do any act which would make it impossible to carry on the ordinary business of the Partnership;

          (iii) confess a judgment against the Partnership;

          (iv) possess Partnership Property, or assign its rights in specific Partnership Property, for other than a Partnership purpose;

          (v) admit a Person as a General Partner, except as provided in this Agreement;

          (vi) admit a Person as a Limited Partner, except as provided in this agreement;

          (vii) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction; or

          (viii) invest in junior trust deeds or similar obligations, except that the Partnership may advance a portion of the purchase price of a Property to the seller in the form of a loan, the except that junior trust deeds or similar obligations may be taken back from purchasers of Properties in connection with the sale thereof by the Partnership.

     B.  Except as provided in Section 5.5J and subject to
Section 10.3, without the Consent of a majority in interest of the Limited Partners, the General Partner shall not have the authority to:

          (i) sell or otherwise dispose of all or substantially all of the Partnership's real property developments and investments in real property (except for the sale or other disposition of real property developments or investments in real property (or portions thereof) in the ordinary course of business as contemplated by the Prospectus, including the sale or other disposition of the final real property development or investment in real property remaining as a result of such sales or dispositions); or

          (ii) elect to dissolve the Partnership.

     C. The General Partner on behalf of the Partnership shall not purchase, lease or acquire any Property from any General Partner or any Affiliated Person of any General Partner or from any Person in which any General Partner or any Affiliated Person of any General Partner has a material interest. Notwithstanding the foregoing, the General Partner or an Affiliate may purchase Property in its own name, and assume loans in connection therewith and temporarily hold title thereto for the purpose of facilitating the acquisition of such Property or the borrowing of money or obtaining of financing for the Partnership, or completion of construction of the Property, provided that such Property is purchased by the Partnership for an investment no greater than the cost of such Property to the General Partner (or such Affiliate), that there is no amendment to the stated interest rate of any note secured by such Property between the time it is acquired by the General Partner (or such Affiliate) and the time it is acquired by the Partnership and that no other benefit directly or indirectly arising out of such transaction (other than those incidental to the ownership of the property during the time it was held by the General Partner or such Affiliate) is received by any General Partner or Affiliated Person thereof apart from compensation otherwise permitted by this Agreement. Except as otherwise provided herein, the Partnership shall not sell Property to any General Partner or any Affiliated Person of a General Partner.
The General Partner or its Affiliates may lease office space in Properties; provided, however, that any such lease (a) shall be for rentals and on terms not less favorable to the Partnership than those available to the Partnership from unaffiliated tenants,
(b) shall be terminable on 60 days' prior written notice by the Partnership without penalty and (c) shall provide that any rentals from subleases relating thereto which are in excess of the rentals from such lease shall be paid to the Partnership and, provided further, that no more than 3% of the office space of the Properties shall be leased to JMB or its Affiliates (other than the Partnership and Arvida). The Partnership shall not make any loans to any General Partner or any Affiliate of the General Partner nor to any other Person except as provided in Section 5.4A(viii). The foregoing provision shall not, however, prohibit
(i) transfers incident to the formation of joint ventures with Affiliates of the General Partner permitted by Sections 5.1E and 5.3A(v), (ii) the making of loans or advances by the Partnership to a joint venture partnership which owns a particular property as provided for in Section 5.2A(i) or (iii) advancing a portion of the purchase price of a Property to a seller which is not an Affiliated Person of the General Partner in the form of a loan.

     D. The General Partner shall not on behalf of the Partnership acquire any Property (other than cash) in exchange for Interests in the Partnership.

     E. The General Partner, in its capacity as such, or in its capacity as a general partner in any partnership or joint venture which may hold title to any Property under Section 5.3A(v), shall not do or cause the Partnership to do, any act which would not be permitted under this Agreement to be done by it as the General Partner if title to such Property were held directly by the Partnership, and shall, in general, act, and cause the Partnership to act, in such capacity in the same manner as if title to such Property were held directly by the Partnership.

SECTION 5.5  Duties and Obligations of the General Partner

     A. The General Partner shall take action which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to the limited liability of the Limited partners or to enable the Partnership to conduct the business in which it is engaged) and (ii) for the acquisition, development, maintenance, preservation and operation of the Properties as contemplated by the Prospectus in accordance with the provisions of this Agreement and applicable laws and regulations (it being understood and agreed, however, that the performance of day-to-day development and property management services for specific Properties is not the obligation of the General Partner of the Partnership).

     B. The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of its duties hereunder, but neither the officers nor the directors of the General Partner shall be expected to devote their full time to the performance of such duties.

     C. The General Partner shall at all times use its best efforts to maintain its net worth at a sufficient level to meet all requirements of the Code, under currently applicable rulings, regulations and policies of the Internal Revenue Service and as hereafter interpreted by the Internal Revenue Service, any agency of the Federal government or the courts, to assure that the Partnership will be classified for Federal income tax purposes as a partnership and not as an association taxable as a corporation, and shall, irrespective of such requirements, maintain its net worth at an amount at least equal to the lessor of 10% of the aggregate capital contributions to the Partnership or $25,000,000.

The General Partner shall use its best efforts to cause JMB Holdings Corporation to comply in all respects with the terms of its obligation which shall be comparable to the General Partner's obligation and which shall be set forth in a written commitment of JMB Holdings Corporation to be received by the Partnership prior to the issuance of Additional Limited Partnership Interests under
Section 3.3A.

     D. The General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including limited partnership and assumed name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or are required to reflect the identity of the Partners and the amounts of the Capital Investments with respect to the Interests.

     E. The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any Federal state or local information or tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership unless the General Partner determines in its sole discretion to contest the payment of such taxes.

     F. The General Partner shall obtain and keep in force during the term hereof fire and extended coverage, workmen's compensation and public liability insurance in favor of the Partnership with such insurers and in such amounts as the General Partner shall deem advisable, but in amounts not less ( and with deductible amounts not greater) than those customarily maintained with respect to properties comparable to the Properties.

     G. The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all Partnership funds and assets for the exclusive benefit of the Partnership, whether or not in its immediate possession or control.

     H. In the case of any vote, Consent or other action by the Limited Partners pursuant to the terms of this Agreement which shall become binding upon the General Partner, the General Partner, in acting on behalf of the Partnership in the Partnership's capacity as a partner in any partnership or joint venture which may hold title to any Property, shall, to the extent permitted by the partnership agreement relating to such partnership or joint venture, take corresponding or identical action or cause an Affiliate of the General Partner in its capacity as a general partner of such partnership or joint venture to take such action pursuant to the terms of the partnership agreement relating to such partnership or joint venture and, in general, shall not act on behalf of the Partnership in such capacity in a manner inconsistent with any such vote, Consent or other action pursuant to this Agreement.

     I. The General Partner shall use its best efforts to assure that the Partnership shall not be deemed an investment company as such term is defined in the Investment Company Act of 1940.

     J. (i) The General Partner shall elect to pursue one of the following courses of action: (a) to cause the Interests of the Holders to be listed and quoted on a United States national exchange or to be reported by the National Association of Securities Dealers Automated Quotation System (which may be done at any time on or prior to the date ten years from the Offering Termination Date); (b) to purchase, or to cause JMB or its Affiliates to purchase, on the date ten years from the offering Termination date all of the Interests of the Holders at their ten appraised fair market value in accordance with the procedure set forth in subparagraph (ii) below; or (c) to commence a liquidation phase on the date ten years from the Offering Termination date which liquidation shall be completed within fifteen years after the Offering Termination Date; provided, however, that if the General Partner elects to pursue the course of action set forth in clause (a) above, the General Partner shall have the authority to cause the Interests of the Holders to be delisted or otherwise not so listed and quoted if the General Partner determines that such listing or quoting may result in adverse tax consequences to the Partnership or any Holder.

     (ii) In the event that the General Partner elects to purchase, or to cause JMB or its Affiliates to purchase, all of the Interests of the Holders on the date ten years from the Offering Termination Date, an independent appraiser shall be selected by ML Real Estate Associates II and proposed by the General Partner for approval by the Limited Partners. Such appraiser shall be deemed approved by the Limited Partners unless objected to in writing by the Holders of a majority of the then outstanding Limited Partnership Interests within 45 days after Notification thereof is sent by the General Partner. The appraisal shall be requested by the General Partner sufficiently in advance to be received by the date ten years from the Offering Termination Date. The appraisal shall value the Interests as limited partnership interests in the Partnership with all of the rights and obligations pertinent thereto. The cost of obtaining the appraisal shall be borne equally by the Partnership and the purchaser of the Interests. The General Partner shall then submit the appraisal of the value of the Interests to an independent nationally-recognized investment banking firm or real estate advisory company, which shall be retained by the General Partner specifically with respect to the determination of such value. The purchase of the Interests shall not be consummated unless the General Partner has obtained from such investment banking firm or real estate advisory company a letter of opinion, addressed to the Partnership, concluding that the appraised fair market value and the terms of the purchase are fair to the Holders of Interests. The General Partner shall have 120 days from receipt of a favorable letter of opinion to purchase, or to cause JMB or its Affiliates to purchase, the Interests from the Holders at their appraised fair market value.

     (iii) In the event the General Partner elects to commence a liquidation phase of the Partnership on the date ten years from the Offering Termination Date as provided in subparagraph (i) above, JMB and its Affiliates will be permitted to purchase at appraised fair market value any of the interests held by the Partnership in Properties in which JMB or any of its Affiliates (other than the Partnership) has an interest. The purchase price for the interest of the Partnership shall be determined by independent appraisal in the same manner as set forth in subparagraph (ii) above; provided, however, that the General Partner may not permit the sale of such interest of Partnership to JMB or any Affiliate unless and until the Partnership has received a letter of opinion from an independent nationally recognized investment banking firm or real estate advisory company, addressed to the Partnership, to the effect that the appraised sales price and the other terms of the purchase are fair to the Partnership.

     K. In the event Arvida uses any goods, services or facilities of the Partnership in connection with any developments or activities in which the Partnership does not own an interest, then the General Partner shall require Arvida to reimburse the Partnership for its allocable cost of such services or assets to the extent the Partnership does not own an interest in such development or activity.

SECTION 5.6  Compensation of General Partner

     The General Partner shall not in its capacity as General Partner receive any salary, fees, profits or distributions except profits, distributions, fees and allocations to which it may be entitled under Articles Four, Five, Eight and Eleven, it being understood, however that the Partnership is obligated to pay JMB or its Affiliates an Acquisition and Financing Guaranty Fee equal to $20,000,000 (subject to reduction as provided below) for services of JMB and such Affiliates in negotiating and arranging, and guaranteeing repayment of certain indebtedness and certain other obligations incurred in connection with, the acquisition of the assets by the Partnership under the Acquisition Agreement.
The obligation to pay such fee in the event at least the minimum offering amount under Section 3.3A is obtained will be required to be satisfied as follows: on or about each Admission Date, the Partnership shall pay to JMB or its Affiliates a portion of the maximum amount of such Acquisition and Financing Guaranty Fee based upon the ration that the number of Additional Limited Partnership Interests being issued under Section 3.3A on such Admission Date bears to 325,000; to the extent that less than an aggregate of 325,000 Additional Limited Partnership Interests are issued under Section 3.3A for all Admission dates, the corresponding proportion of the Acquisition and Financing Guaranty Fee will not be paid by the Partnership. In no event shall the total of the Acquisition and Financing Guaranty Fee paid to JMB or its Affiliates plus any Acquisition Fees paid to all parties exceed the lesser of (a) the compensation customarily charged in arm's-length transactions by others rendering similar services as an ongoing public activity in the same geographical location and for comparable property or (b) an amount equal to 18% of the Capital Investments in the Partnership.

SECTION 5.7  Other Business of Partners

     Any Partner may engage independently or with others in business venturers of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments. Nothing in this Agreement shall be deemed to prohibit the General Partner or any Affiliate of the General Partner or any officer, director, employee, shareholder or partner of the General Partner or any such Affiliate from dealing, or otherwise engaging in business with, Persons transacting business with the Partnership or from providing service relating to the purchase, sale, management, development or operation of real property and receiving compensation therefor, not involving any rebate or reciprocal arrangement which would have the effect of circumventing any restriction set forth herein upon dealing with Affiliates of the General Partner. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper. Except as provided in the Management and Supervisory Agreement referred to in Section 5.2 a (ix), neither the General Partner nor any Affiliate of any General Partner shall be obligated to present any particular investment opportunity to the Partnership. The General Partner and Limited Partners agree that the Partners have no right to expect that the Partnership's Properties will consist of anything other than the assets acquired in connection with the Acquisition Agreement and the interest of the Partnership in future communities as described in and subject to the terms and limitations set forth in the Management and Supervisory Agreement.

SECTION 5.8  Limitation on Liability of General Partner;
Indemnification

     Neither the General Partner nor any affiliate (for purposes of this Section 5.8 hereof "affiliate" shall mean any person performing services on behalf of the Partnership who (1) directly controls, is controlled by, or is under common control with, the General Partner or the Associate Limited Partners; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner or the Associate Limited Partners; or (3) is an officer, director, partner or trustee of the General Partner or the Associate Limited Partners; or (4) if the General Partner is an officer, director, partner or trustee, any company for which the General Partner acts in any such capacity) thereof engaged in the performance of services on behalf of the Partnership (the "Indemnified Parties") shall be liable, responsible or accountable in damages or otherwise to any Holder for any act or omission performed or omitted by such Indemnified Party pursuant to the authority granted to such Indemnified Party by this Agreement or by law if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Partnership and such liability was not the result of misconduct or negligence. The Partnership shall indemnify and hold harmless each Indemnified Party from and against any loss or liability suffered or sustained by him by reason of any acts, omissions or alleged acts or omissions arising out of his activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any pending or threatened action, proceeding or claim and including any payments made by the General Partner to any of its officers or directors who are affiliates pursuant to an indemnification agreement no broader than this
Section 5.8; provided that the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence by such Indemnified Party. The satisfaction of any indemnification and any saving harmless shall be from thereof. Notwithstanding the foregoing, the Indemnified Parties and any person acting as a broker-dealer shall not be indemnified for any loss or damage incurred by them in connection with any claim involving allegations that Federal or state securities laws were violated, unless: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations and a court approves indemnification of litigation costs; (2) such claim has been dismissed, with prejudice on the merits, by a court of competent jurisdiction and a court approves indemnification of litigation costs; or (3) such claim has been settled, and a court of competent jurisdiction approves indemnification of litigation costs (specifically, the settlement of any claim against the Indemnified Parties and finds that indemnification of the settlement and related costs should be made). Additionally, such a court shall have been advised by the party seeking indemnification as to the current position of the Securities and Exchange Commission, the California Commissioner of Corporations, the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, the Tennessee Securities Division, the Texas State Securities Board and the securities commissioners of the states which subscribe to the provisions of the North American Securities Administrators, Association, Inc. Statement of Policy Regarding Real Estate Programs effective on January 1, 1987 regarding indemnification for violations of securities laws. Notwithstanding the foregoing, the Indemnified Parties shall not be indemnified for any liability, loss, expense or damage incurred by them in connection with any judgment entered arising from or out of a violation of Federal or state securities laws which were violated by any Indemnified Party in connection with the offer or sale of the Interests. In addition, the Partnership may not incur the cost of that portion of liability insurance which insures the Indemnified Parties for any liability as to which the Indemnified Parties are prohibited from being indemnified as described above.

                      ARTICLE SIX

ADMISSION OF SUCCESSOR AND ADDITIONAL GENERAL PARTNERS

SECTION 6.1  Admission of Successor and Additional General
Partners

     A. With the Consent of the General Partner and of such number of the Limited Partners as are then required under the Revised Uniform Limited Partnership Act of the State of Delaware, and under the applicable laws of such other jurisdictions in which the Partnership is formed or qualified, to Consent to or ratify the admission of a General Partner, but in no event with the Consent of less than a majority of all the outstanding Limited Partnership Interests, the General Partner may at any time designate one or more Persons to be successors to such General Partner or to be additional General Partners, in each case with such participation in such General Partner's Interest as such General Partner and such successor or additional General Partners may agree upon, provided that the Interests of the Limited Partners shall not be adversely affected thereby. Each such designee shall become a successor or additional General Partner upon satisfying the conditions of Section 11.2.

     B. Except in connection with a transfer to a successor or additional General Partner pursuant to Section 6.1A, the General Partner shall not have any right to retire or withdraw voluntarily from the Partnership or to sell, transfer or assign its Interest, except that (i) it may substitute in its stead as General Partner any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets or stock and continued its business or (ii) it may cause to be admitted to the Partnership an additional General Partner or Partners to enable the aggregate net worth of the General Partners to comply with the provisions of Section 5.5C. Each such successor or additional General Partner shall be admitted as such to the Partnership upon satisfying the conditions of Section 11.2. Each Limited Partner hereby Consents to the admission of any additional or successor General Partner pursuant to this Section 6.1B, and no further Consent or approval shall be required.

     C. Any voluntary withdrawal by the General Partner from the Partnership or any sale, transfer or assignment by such General
Partner of its Interest shall be effective only upon the admission in accordance with Section 6.1A or Section 6.1B, whichever is applicable, of a successor or additional General Partner, as the case may be,and full discharge for all amounts owing to the General Partner and the Associate Limited Partners on account of their respective
Interests in the Partnership. For purposes of this Section 6.6 the independent appraiser selected by the Limited Partners shall be selected by ML Real Estate Associates II (excluding for this purpose its assigns) and proposed by the General Partner for selection by the Limited Partners. Such appraiser shall be deemed selected by the Limited Partners unless objected to in writing by the Holders of a majority of the then outstanding Limited
Partnership Interests within 45 days after Notification thereof is sent by the General Partner.

     B. In the event that a replacement General Partner is elected by the Limited Partners under Section 10.2 such replacement or successor General Partner (the "Acquiring Partner") shall purchase from the Partnership, within 60 days of the date on which it becomes a General Partner, the Interests in the Partnership which the Partnership purchased from the Person ceasing to be a General Partner as provided in Section 6.6A above and from the Associate Limited Partners. For such Interests, the Acquiring Partner shall pay the amounts determined pursuant to
Section 6.6A to be the fair market values of such Interests. Payment for the Interests shall be made by promissory notes bearing simple interest at a rate per annum equal to the lesser of the reference rate from time to time announced by Continental Illinois National Bank and Trust Company of Chicago plus 2% per annum or 10% interest per annum on the unpaid principal amount of such promissory notes and shall be secured, on a pro rata basis according to the face amount of each promissory note, by assignment by the Acquiring Partner to the Partnership of all its future distributions of Cash Flow from the Partnership to the Acquiring Partner.

                     ARTICLE SEVEN

        TRANSFERABILITY OF PARTNERS' INTERESTS

SECTION 7.1  Restrictions on Transfers of Interests

     A. No transfer or assignment with respect to any Limited Partnership Interest or any Additional Limited Partnership Interest, or any fraction thereof, shall be effective if such transfer or assignment would, in the opinion of counsel for the Partnership, result in the termination of the Partnership or the treatment of the Partnership as an association taxable as a corporation, for purposes of the then applicable provisions of the Code.

     B.  No transfer or assignment with respect to any Limited
Partnership Interest, or any fraction thereof, shall be effective if counsel for the Partnership shall be of the opinion that such transfer or assignment would be in violation of any state securities or "Blue Sky" laws (including any investment suitability standards) applicable to the Partnership.


     C. No purported transfer or assignment with respect to a Limited Partnership Interest, or any fraction thereof, after which the transferor or the transferee would hold an Interest representing a Capital Investment of less than $5,000 will be permitted or recognized or be valid for any purpose (except for transfers by gift, inheritance or family dissolution, transfers to Affiliates or intra-family transfers). Prior to the first date on which an Additional Limited Partnership Interest is issued to an Assignee Holder (other than ML Real Estate Associates II), no purported transfer or assignment with respect to any Interest, or any fraction thereof, shall be permitted or recognized or be valid for any purpose.

     D. No transfer or assignment with respect to any Limited Partnership Interest or any Additional Limited Partnership Interest, or any fraction thereof, shall be effective if as a result of such transfer or assignment such limited partnership Interest or Additional Limited Partnership Interest (or fraction thereof) would be held by any person that is a non-resident alien individual or foreign corporation or other entity or that may be subject to tax under Section 511 of the Code, or by any "tax-exempt entity" (within the meaning of Section 168(h)(2) of the Code for purposes of Section 168(h)(6)(A) of the Code), except that the foregoing restriction shall not apply to any transfer or assignment permitted in the sole discretion of the General Partner.

SECTION 7.2  Assignees and Substituted Limited Partners

     A. If a Limited Partner dies, his executor, administrator or trustee or, if he is adjudicated incompetent (including by reason of insanity), his committee, guardian or conservator, or, if he becomes bankrupt, the receiver or trustee of his estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent or incompetent or bankrupt Person possessed to assign all or any part of his Interest and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Limited Partner. The death, dissolution, adjudication of incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership.

     B. The Partnership shall recognize as the Assignee Holder of Additional Limited Partnership Interests each Person to whom the Initial Limited Partner assigns Additional Limited Partnership Interest which are purchased in the public offering pursuant to section 3.3 (including pursuant to Section 3.3G) as of such dates from time to time during the offering period as the General Partner shall determine (which in no event shall be later than the date on which the funds of such Assignee Holder are released from the escrow deposit account) provided that (a) the Partnership has received the capital set forth on Schedule A with respect to the Additional Limited Partnership Interests of such Assignee Holder and (b) the Initial Limited Partner has executed an instrument of assignment, in form and substance satisfactory to the General Partner, setting forth the name and address of such Assignee Holder to whom such Additional Limited Partnership Interests are being assigned.

     C. Except as provided in Section 7.2B above, the Partnership shall not recognize for any purpose any assignment with respect to all or any fraction of a Limited Partnership Interest unless there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations (including investment suitability requirements). Such instrument shall be accompanied by a transfer fee not in excess of $100 that shall be paid to the Partnership or an Affiliate of the General Partner to cover all actual, necessary and reasonable expenses, fees and filing costs in connection with such transfer. Any assignee of a Limited Partnership Interest shall, for the purposes of Section 4.3C, be recognized as a Holder of Interests as of the first day of the fiscal quarter next succeeding the fiscal quarter in which the General Partner actually receives the instrument of assignment that complies with the requirements of this Section 7.2C; provided, however, that except as provided in Section 7.2B above, no assignee of a Limited Partnership Interest shall be recognized as a Holder of Interests prior to the first fiscal quarter following the fiscal quarter during which the final issuance of Additional Limited Partnership Interests pursuant to Section 3.3 occurs.

     D. Any Person who is an Assignee Holder of all or any fraction of a Limited Partnership Interest may become a Substituted Limited Partner only when such Person shall have satisfied the conditions of Section 7.2C and Section 11.2. The General Partner agrees to inform such Assignee Holder, within 60 days of receipt by the Partnership of the items set forth in Sections 7.2C and 11.2A herein, if he has been rejected a s Substituted Limited Partner. Assignee Holders (and any assignees with respect to any Limited Partnership Interests of such Assignee Holders) who effect such a transfer and become Substituted Limited Partners will not be permitted subsequently to reassign their Limited Partnership Interests to the Initial Limited Partner and once more become Assignee Holders. The right of an assignee to become a Substituted Limited Partner shall be subject to the written Consent of the General Partner, which Consent may be granted or denied in the sole and absolute discretion of the General Partner and prior to the giving of such Consent, such substitution shall not be effective. The written Consent or a notice of denial of Consent shall be given to the assignee not later than the last day of the calendar month following the month the General Partner actually receives the executed Signature Page and Power of Attorney and such other document or documents as may reasonably be requested by the General Partner and payment of an amount (not in excess of $100) required to cover all actual, necessary and reasonable expenses, fees and filing costs in connection with such substitution. The voting rights of a Substituted Limited Partner who transfers his entire economic interest in any Additional Limited Partnership Interests will terminate with respect to such Additional Limited Partnership Interests upon such transfer.

SECTION 7.3  Indemnification and Terms of Admission

     A. Each Holder of Interests shall indemnify and hold harmless the Partnership, the General Partner and every Holder who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Holder in connection with any facts or omission to state facts made (or omitted to be made) by such Holder in connection with any assignment, transfer, other disposition or encumbrance of all or any part of any Interest in the Partnership, or the admission of an Assignee Holder as a Substituted Limited Partner to the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it or him in connection with such action, suit or proceeding.

     B. Any Person who acquires an Interest as an Assignee Holder (whether or not such Person becomes a Substituted Limited Partner) or who is admitted to the Partnership as a Substituted Limited Partner or as a successor or additional General Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

                     ARTICLE EIGHT

    DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

SECTION 8.1  Events Causing Dissolution

     The Partnership shall terminate upon the happening of any of the following events:

          (i) the bankruptcy, death, dissolution, adjudication of incompetence or withdrawal of a sole General Partner;

          (ii) the reduction to cash or cash equivalents of all the assets of the Partnership;

          (iii) the election by the General Partner pursuant to
Section 5.5), Section 5.4B, or the vote by the Limited Partners pursuant to Section 10.2(ii), to dissolve the Partnership; or

          (iv) the happening of any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's certificate of limited partnership shall have been canceled and the assets of the Partnership shall have been distributed as provided in Section 8.3. Notwithstanding the dissolution of the partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

     In the event of the bankruptcy, dissolution or withdrawal of a General Partner which is not then the sole General Partner at any time during the life of the Partnership, the remaining General Partner or General Partners shall promptly give the Limited Partners notice of the occurrence of any event constituting such bankruptcy, dissolution or withdrawal. The General Partner shall give the Limited Partners sixty (60) days' notice of its intent to withdraw voluntarily as a General Partner of the Partnership unless, prior to such withdrawal, written notice has been given to the Limited Partners as provided in the preceding sentence, and the Limited Partners have (or have not) elected to exercise their right pursuant to Section 10.2 (and subject to the conditions set forth in Section 10.3 to elect a new General Partner. Notwithstanding anything to the contrary in this Agreement, if any event specified in clauses (i) through (iii) of Section 8.1 occurs prior to the first date on which an Additional Limited Partnership Interest is issued to an Assignee Holder (other than ML Real Estate Associates II), no Partner or Partners shall have any right to cause the Partnership to be continued, and if any event specified in clause (iv) of Section 8.1 occurs prior to such date, no Partner or Partners shall have any right to cause the Partnership to be continued unless all Partners (including ML Real Estate Associates II and Arvida/JMB Partners, which shall consent for this purpose only with the affirmative approval of ML Real Estate Associates II as a partner therein) Consent to continue the Partnership.

SECTION 8.2  Capital Contribution upon Dissolution

     Subject to Section 5.8 each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his capital contribution thereto and share of Profits or Losses thereof, and, except as provided in
Section 4.1 shall have no recourse therefor however, that upon dissolution and termination of the Partnership, the General Partner shall contribute to the Partnership an amount equal to the amount which is determined to be the smaller of (i) the deficit balance in its Capital Account or (ii) the excess of 1.01% of the Capital Investments with respect to Limited Partnership Interests held by Holders over the aggregate capital contributions made by the General Partner as provided in Schedule A and otherwise under this Agreement. If Arvida/JMB Associates shall in writing assume or otherwise agree to be personally liable on Partnership indebtedness owed to a third party, during the period that such assumption or other personal liability exists, Arvida/JMB Associates shall be obligated to contribute to the Partnership an amount equal to the amount of such indebtedness which it has assumed or on which it has otherwise agreed to be personally liable if needed to satisfy such Partnership indebtedness.

     No Limited Partner shall have any right to demand or receive property, other than cash, upon dissolution and termination of the Partnership.

SECTION 8.3  Liquidation

     A. Upon dissolution of the Partnership, the General Partner shall dispose of the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's certificate of limited partnership.

     B. Notwithstanding the foregoing, in the event the General
Partner shall determine that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the

General Partner, in order to avoid such loss, may (after having given Notification to all the Limited Partners), subject to
Section 8.3C and to the extent not then prohibited by the Limited Partnership Act of any jurisdiction in which the Partnership is then formed or qualified and applicable in the circumstances, defer disposition of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations.

     C.  Notwithstanding anything to the contrary in Articles
Four and Six, upon Liquidation of the Partnership the proceeds of such Liquidation shall be distributed in the ratios of the positive Capital Account balances of the Partners, and upon Liquidation of any Partner's Interest in the Partnership the proceeds of such Liquidation shall be distributed in accordance with the positive Capital Account balance of such Partner, in each case as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such Liquidation occurs (other than those adjustments made pursuant to this sentence), by the end of such taxable year (or, if later, within 90 days after the date of such Liquidation), except that in the case of a Liquidation of the Partnership the proceeds of such Liquidation shall not be required to be distributed by the end of such taxable year (or, if later, within 90 days after the date of such Liquidation) to the extent such proceeds constitute (i) reserves reasonably required to provide for liabilities (contingent or otherwise) of the Partnership or (ii) installment obligations owed to the Partnership, so long as such withheld amounts are distributed as soon as practicable and in the ratios of the Partner's positive Capital Account balances.

     2. Instrument of Assignment. Effective upon the transfer to the Partnership of the required capital contributions in respect of Additional Limited Partnership Interests from time to time during the Public Offering, and upon the amendment of the Certificate of Limited Partnership of the Partnership to reflect the issuance of Additional Limited Partnership Interests to the Initial Limited Partner, the Initial Limited Partner shall execute an Instrument of Assignment transferring and assigning all of its rights and interests in and to such Additional Limited Partnership Interests to the Assignee Holders. The names and addresses of the Assignee Holders who have purchased the Additional Limited Partnership Interests shall be set forth on such Instrument and, upon its receipt and acknowledgement by the General Partner, such instrument of Assignment shall be binding in all respects upon the Partnership, the General Partner, the Initial Limited Partner and the Assignee Holders name therein; provided that any such Instrument of Assignment may be amended by written instrument executed by the Initial Limited Partner and the General Partner for the purpose of correcting any error or omission contained therein. Notification of the name and address of an Assignee Holder set forth on any such Instrument of Assignment shall be mailed, postage prepaid, to such Assignee Holder named therein; and thereafter any address contained therein shall be subject to change only upon the receipt by the Initial Limited Partner of written notification of a change of an Assignee Holder's address signed by such Assignee Holder.

     3. Subsequent Assignments. Any subsequent transfer or assignment or reassignment of Additional Limited Partnership Interests by any Assignee Holder to any other Person must conform in all respects with the requirements of Section 7.2 of the Partnership Agreement and shall be subject to all restrictions on transfer provided in Section 7.1 of the Partnership Agreement.

     4. Voting. The Initial Limited Partner hereby agrees that, with respect to any matter on which a vote of Limited Partners is taken in accordance with the Partnership Agreement or as to which any Consent is requested, it will vote the Additional Limited Partnership Interests transferred to Assignee Holders pursuant to this Agreement or grant or withhold such Consent solely for the benefit of, and in accordance with the written instructions of, the respective Assignee Holders with respect to their respective Interests; provided, however, that the voting rights of an Assignee Holder who transfers Additional Limited Partnership Interests will terminate with respect to such Interests upon such transfer, whether or not the transferee thereof is admitted as a Substituted Limited partner with respect thereto. Additional Limited Partnership Interests assigned to Assignee Holders who do not provide such written instructions to the Initial Limited Partner will not be voted nor any Consent granted on any such matter. The Initial Limited partner will provide notice to the Assignee Holders containing information regarding any matters to be voted upon or as to which any Consent is requested sufficiently in advance of the date of the vote for which such Consent is requested to permit sufficiently in advance of the date of the vote for which such Consent is requested to permit such Assignee Holders to provide such written instructions and shall otherwise establish reasonable procedures for any such voting or the granting of such Consent. The Partnership and the General Partner hereby agree to permit Assignee Holders to attend any meetings of Limited Partners and the Initial Limited Partner shall, upon written request of Assignee Holders owning Additional Limited Partnership Interests which represent in the aggregate 10% or more of all of the outstanding Limited Partnership Interest, request the General Partner to call a meeting of Limited Partners or to submit a matter to the Limited Partners without a meeting pursuant to the Partnership Agreement.

     5. Reports. The Initial Limited Partner will mail to any Assignee Holder (at the address provided under paragraph 2 above) any report, financial statement or other communication received from the Partnership or the General Partner with respect to the Additional Limited Partnership Interests transferred to such Assignee Holder. In lieu of the mailing of any such document by the Initial Limited Partner, the Initial Limited Partner may, at its option, request the Partnership to mail any such communications directly to the Assignee Holders, and the Initial Limited Partner shall be deemed to have satisfied its obligations under this paragraph 5.